EXECUTION VERSION

DATED 29 October 2024

SHARE PURCHASE AGREEMENT

between

L G MOTION LIMITED AND OTHERS

and

CODA OCTOPUS R&D LIMITED

EXECUTION VERSION

CONTENTS

CLAUSE

SCHEDULE

EXECUTION VERSION

EXECUTION VERSION

THIS AGREEMENT is dated 29 October 2024

PARTIES

(1) L G Motion and the several persons whose names and addresses are set out in Schedule 1 (**Sellers**).

(2) Coda Octopus R&D Limited incorporated and registered in Scotland with company number SC232622 whose registered office is at 38 South Gyle Crescent, South Gyle Business Park, Edinburgh, EH12 9EB (**Buyer**).

BACKGROUND

(A) Precision Acoustics Limited is a private company limited by shares having an authorised share capital of £200,000 divided into 200,000 Ordinary shares of £1 each of which 103,750 have been issued as fully paid.

(B) Further particulars of the Company at the date of this agreement are set out in Part 3 of Schedule 1.

(C) The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company.

(D) The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this Clause apply in this agreement.

Accounts: the accounts of the Company for the accounting period ended on the Accounts Date, financial statements of the Company properly prepared by a qualified accountant and in accordance with UK GAAP as at and to the Accounts Date, including the balance sheet, profit and loss account together with the related notes to such accounts (copies of which are attached to the Disclosure Letter).

Accounts Date: 31 December 2023.

Accounts Receivables: payments received by the Company from its customers in the ordinary course of business.

Adjusted Completion Accounts: the Completion Accounts adjusted to remove the Excess Cash Floor Amount.

Adjustment Provisions: those set out in Clause 4 and which provides for the downward adjustment of the Completion Date Payment as a result of any Revaluation contemplated in this agreement.

Affiliate: in relation to a party, any entity that directly or indirectly, is controlled by, or is under common control with that party at the date of this agreement.

Aged Accounts Payable: payments due to be made to third parties by the Company incurred in the ordinary course of its business and which exceed their payment terms by 15 days or more.

APL: Acoustic Polymer Limited with its principal address at Churcham Business Park, Churcham, Gloucester, GL2 8AX a key supplier to the Company both in relation to manufacture of the Company's products and NPL's products (and which make up a material part of the Company's revenues).

Business: the business of the Company which comprises the provision of specialised consultancy services in the field of acoustics including in ultrasound technology, acoustic measurements and performance, acoustic performance modelling, custom acoustic sensor development, acoustic characterisation, acoustic encapsulation materials, the manufacture and sale of products (including those which are listed in Schedule 9) and whose global client base include medical organisations, research institutes, universities and marine companies.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Business Opportunities: the business opportunities relating to the Company and which the Majority Shareholder and/or the Controlling Shareholder have handled during the last 3 years including business relationships and plans.

Cash Floor: £400,000 for working capital and which shall be in the Company's bank account in cleared funds at Completion Date and which shall exclude Aged Accounts Payable and gross payroll expense for the month of October 2024 but include all Customer Prepayments received by the Company after the close of business on 18 October 2024.

CA 2006: the Companies Act 2006

Claim: a Tax Claim, Warranty claim or Indemnity Claim.

Company: Precision Acoustics Limited, a company incorporated and registered in England and Wales with company number 02466435 whose registered office is at Hampton Farm Business Park, Higher Bockhampton, Dorchester, Dorset DT2 8QH, further details of which are set out in of Part 3 of Schedule 1.

Completion Accounts: the Accounts of the Company from the Accounts Date up to and including the Completion Date and including the balance sheet and profit and loss account together with the related notes to such accounts as required by applicable accounting standards which also take into account the matters set out in Clause 4 of this agreement.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Completion Date Payment: the payments stipulated in Clauses 3.1 (a) and (b) but excluding the Deferred Consideration set out in Clause 3.1.(c) and Schedule 2 (Deferred Consideration Payment).

Condition of the Company: the assets, business, properties, operations, business consents, licence or condition (financial or otherwise) of the Company taken as a whole.

Connected: in relation to a person, has the meaning contained in section 1122 of the CTA 2010.

Control: has the meaning given in section 1124 of the CTA 2010 and controls, controlled and the expression change of Control shall be interpreted accordingly.

Controlling Shareholder: the individual who has Control in and over the Company and L G Motion Limited, being Gary Livingstone.

CTA 2009: the Corporation Tax Act 2009

CTA 2010: the Corporation Tax Act 2010

Customer Invoicing: means all invoicing in the normal course of business by the Company for services rendered and/or products sold from the Accounts Date up to and including Completion Date.

Customer Prepayments: amounts paid in advance to the Company for the performance of obligations incurred in the ordinary course of business and for which the Company at Completion Date has not performed the obligation in whole.

Cumulative Pricing Assumptions: are those assumptions set out in Clause 3.2. and upon which the Purchase Price for the Sale Shares are agreed between the Sellers and the Buyer.

Data Protection Laws: has the meaning given in Paragraph 24.1 of Part 1 of Schedule 4.

Deed of Guarantee: the Deed, in the agreed form, to be entered into between the Buyer and the Controlling Shareholder under which the Controlling Shareholder guarantees the Guaranteed Obligations.

Deed of Release and Waiver: the deed of release and waiver in relation to the Shareholders' Agreement in the agreed form.

Deferred Consideration: has the meaning set out in Clause 3.1 (c) and Schedule 2.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Part 3 of Schedule 1.

Disclosed: fairly disclosed or deemed to have been disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Documents: the bundle of documents annexed to the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the Disclosure Documents.

Employee: has the meaning given in Paragraph 25.1 of Part 1 of Schedule 4.

Employment Agreements: the agreements to be entered into between the Company and the Key Employees.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Engagement: the services provided post Completion to the Company by the Majority Shareholder/and or the Controlling Shareholder including business development activities by the Controlling Shareholder as the Director of the Company.

Event: has the meaning given in Schedule 5 (Tax Covenant).

Excess Cash Floor Amount: all cleared cash amounts over and above the Cash Floor in the Company's bank account (excluding Aged Accounts Payable), on Completion Date and which have been received in the ordinary course of the Company's business and expressly excludes any unusual cash transactions or cash transactions deposited in the Company's bank accounts since the Accounts Date which have not been received in the ordinary course of business.

FRS 102: the Financial Reporting Standard 102. The Financial Reporting Standard applicable in the UK and the Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the account period ended on the Accounts Date.

Group: in relation to a company, that company, any subsidiary undertaking or any parent undertaking from time to time of that company and any subsidiary undertaking from time to time of a parent undertaking of that company. Each company is a Group is a member of the Group.

Guaranteed Obligations: the obligations of the Majority Shareholders under this Agreement and which solely for the benefit of the Buyer are guaranteed by the Controlling Shareholder under the Deed of Guarantee in the agreed form as a condition of the Buyer entering into this Agreement.

Half Year-Period: means the six months period from the Accounts Date.

HMRC: HM Revenue & Customs

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim under any of the events in Clause 10.

Intellectual Property Rights: has the meaning given in Paragraph 23.1 of Part 1 of Schedule 6.

Intercompany Sale: the sale of goods and services between the Company and any member of the Buyer's Group.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Internet Assets: any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

Key Employees: Dr. Andrew Hurrell, Dr. Paul Stephen Morris and Mr. Thomas Robert Kelley.

Lease: means the lease of the Property between the Company and Helen Developments Limited with Company Number 08295839 dated 21 March 2023.

Licence Agreement: the licence agreement between the Company and NPL.

Majority Shareholder: the majority shareholder of the Company and which is L G Motion Limited, one of the Sellers.

Majority Shareholder Services or MSHS: the services provided to the Company by the Majority Shareholder up to and including the Completion Date.

National Physical Laboratory or NPL: the UK's National Metrology Institute (NMI) developing and maintaining the national primary measurement standards, with its principal place of business at Hampton Road, Teddington, Middlesex, TW11 0LW.

Net Assets: means all assets excluding Excess Cash Floor Amount, any items representing goodwill or any other intangible assets with the exception of debtors and work-in-progress less liabilities of the Company as at Completion Date ascertained in accordance with the provisions of Clause 4.

New Accounts Date: the new Accounts Date of the Company following Completion and which shall be 1 November.

New Insurance Policies: the insurance policies with a reputable company to cover business risks of the Company including Employer's Liability, Public Liability, Product Liability and Professional Indemnity liability in accordance with Clause 12.

Order Intake: orders from customers to purchase from the Company its products and/or services in the ordinary and normal course of its business from the Accounts Date to and including the Completion Date.

Pension Scheme: the Company's Aviva Group pension scheme established with effect from 1 January 2024 and which is registered under Chapter 2 of Part 4 of the Finance Act 2004.

Person: any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

Planning Permission: the Planning Permission granted to the Company under Application Number WD/D/17/002415.

Previous Accounts: the accounts in respect of the three accounting periods prior to the Accounts Date.

Products: means the products listed in Schedule 9.

Property: the leasehold property at J9 Hampton Farm Business Park, Higher Bockhampton, Dorchester DT2 8QH the details of which are fully described in the Lease, details of which are set out in Schedule 8.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with Clause 3.

Requirements of the Law: as to any Person, any law, Environmental Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other governmental authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining

Revaluation: the revaluation of that part of the Completion Date Payment set out in Clause 3(1) (a) based on the Cumulative Pricing Assumptions not being met.

Sale Shares: the entire issued share capital in the Company at the date of Completion and being 103,750 Ordinary Shares of £1 each in the Company, all of which has been issued and paid and free from Encumbrance.

Sellers' Accountants: Lane Monnington Welton, Riverside View, Basing Road, Old Basing, Basingstoke, Hampshire RG24 7AL.

Sellers' Solicitors: Phillips Law, Town Gate, 38 London Street, Basingstoke, Hampshire RG21 7NY.

Service Agreement: the agreement between the Company and the Majority Shareholder in the agreed form to be entered into on Completion.

Shareholders' Agreement: the agreement between the Sellers dated 30 April, 2015 and any other similar arrangements between the Sellers regulating their rights and obligations in respect of the ownership of shares or other securities in the Company.

Suppliers' Prepayments: amounts paid in advance by the Company for business supplies and for which at Completion Date the contracted supplies have not been received by the Company.

Tax or Taxation: has the meaning given in Schedule 5.

Tax Covenant: the tax covenant as set out in Schedule 5.

Tax Claim: has the meaning given in Schedule 5.

Tax Warranties: the Warranties in Part 2 of Schedule 2.

Taxation Authority: has the meaning given in Schedule 5.

Taxation Statute: has the meaning given in Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

UK GAAP: generally accepting accounting principles in the UK.

UK GDPR: has the meaning given in section 3(10) (as supplemented by section 205(4) of the Data Protection Act 2018.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties set out in Clause 6 and Schedule 2.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3 Words in the singular include the plural and in the plural include the singular.

1.4 A reference to one gender includes a reference to the other gender.

1.5 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.6 **Writing** or **written** includes e-mail.

1.7 Documents in **agreed form** are documents in the form agreed by the parties or on their behalf.

1.8 A reference in this agreement or any other agreement or document, is a reference to this agreement or such other agreement or document, in each case as varied from time to time.

1.9 References to clauses and schedules are to the clauses and Schedules are clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.10 A reference to the Sellers shall include a reference to each of them.

2. SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

2.1 On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from

all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2 Each of the Sellers severally waives any right of pre-emption, drag along rights, tag along rights, put or call options, rights to dividend or other distribution, or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company, the Shareholders Agreement or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3. PURCHASE PRICE

3.1 The Purchase Price shall comprise the amounts stated in this Clause 3:

(a) Four Million Pounds Sterling (£4,000,000) payable at Completion Date to the Sellers' Solicitors in the proportions set out opposite the Sellers' names in Schedule 1, Part 1. This amount is subject to the Adjustment Provisions and Revaluation provided for in Clause 4.

(b) The Excess Cash Floor Amount payable to each of the Sellers in the proportion set out opposite the Seller's name in Schedule 1, Part 2.

(c) The Deferred Consideration of up to £1,000,000 payable in accordance with the provisions of Schedule 2 (Deferred Consideration).

3.2 The Purchase Price is agreed between the parties on the Cumulative Pricing Assumptions set out in this Clause 3.2:

(a) Net Assets are not less than £1,283,092 including the Cash Floor amount but excluding the Excess Cash Floor Amount;

(b) Customer Invoicing for the Half Year Period is not less than £1.895,000;

(c) Order Intake for the Half Year Period is not less than £1,779,000;

(d) Invoicing and Order Intake since the Accounts Date, up to and including the day before Completion Date, being at least £3,158,000 and £2,965,000, respectively

(e) There has been no material adverse change in the Condition of the Company since the Accounts Date.

4. ADJUSTMENT OF PURCHASE PRICE

4.1 The Adjustment Provisions shall apply if the Cumulative Pricing Assumptions are not met.

4.2 If any of the Cumulative Pricing Assumptions is lower by five percent or more, the Revaluation shall be triggered, and the Completion Date Payment shall be adjusted downward by reducing the Completion Date Payment by whole of the percentage change in the deviation from the Cumulative Pricing Assumptions. For the avoidance of doubt, if any one of the Cumulative Pricing Assumptions is lower by 4.9% there shall be no Revaluation triggered. if any one of the Cumulative Pricing Assumptions is lower by 5.1%, then the Revaluation is triggered and the adjustment of the Completion Date Payment shall be by 5.1%.

4.3 Unless disputed, all amounts payable to the Buyer as a result of a Revaluation under this Clause 4, shall be paid to the Buyer within ten (10) Business Days from Completion in the proportion of payment made to the Sellers.

4.4 The Customer Invoicing and Order Intake shall be Disclosed in the Disclosure Letter with supporting documentation and evidence.

4.5 The Net Assets shall be ascertained from the Completion Accounts.

4.6 The Completion Accounts shall be prepared by the Sellers' Accountants consistent with policies applied in the Previous Accounts and delivered to the Buyer on Completion Date on the following bases:

(a) a provision shall be made in the Completion Accounts to cover Tax Liability of the Company since the last Accounts Date;

(b) a provision is made in the Completion Accounts for Aged Accounts Payable and payroll expenses which are due up to and including 31 October, 2024;

(c) Customer Prepayments shall be excluded;

(d) Suppliers' Prepayments shall be excluded;

(e) the Excess Cash Floor Amount shall be excluded;

(f) appropriate provision shall be made for debts which are 60 days or more overdue as at the Completion Date;

(g) appropriate provision shall be made for obsolete and/or slow-moving stock;

(h) appropriate provision shall be made for known liabilities up to and including Completion Date;

(i) appropriate provision shall be made for contracts in progress for which acceptance of deliverables have not been finalised;

(j) in accordance with UITF 40 the debtors' figure on Completion shall recognise work-in-progress;

(k) inclusion of all credit card transactions and liabilities up to and including Completion Date;

(l) under the historical cost convention and on bases consistent with those accounting policies and principles in preparing the Accounts; and

(m) subject to the foregoing applying the accounting policies and principles adopted by the Company in its most recent filed Accounts and in accordance with FRS 102.

4.7 Except as required by law, the accounting policies used in the preparation of the Completion Accounts shall be consistent with the Previous Accounts.

4.8 If any accounting policies, bases and principles applied in preparing the Completion Accounts have been changed or modified when preparing the Completion Accounts, the Completion Accounts shall have appropriate notes relating to the changes, including justification for change.

4.9 The Buyer bears no responsibility for the costs incurred by the Sellers (including the costs of the Sellers' Accountants) in preparing the Completion Accounts and the Sellers bear no responsibility for the costs of the Buyer or any member of the Buyer's Group including the costs of the Buyer's auditors in reviewing or agreeing the Completion Accounts.

4.10 Within 14 Business Days of delivery of the Completion Accounts, the Buyer shall notify the Sellers in writing of any item or items they wish to dispute including regarding the Excess Cash Floor Amount. In the event that the Buyer does not dispute the Completion Accounts by such time (except where the Sellers have agreed in writing an extension), the Completion Accounts shall be deemed agreed.

4.11 If the Cumulative Pricing Assumptions, are not agreed in writing between the Sellers and the Buyer within 30 Business Days of delivery of Completion, the matters disputed shall be determined by:

(a) such firm of chartered accountants as the parties may agree in writing; or

(b) failing agreement on the identity of the firm of chartered accountants within a further 5 Business Days from the expiry of the period of 30 Business Days referred to in Clause 4.11(a), such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

4.12 The parties bearing in mind the delay that may ensue from utilising the dispute mechanism provided for in Clause 4.11(b) and also the costs implications of same, shall prior to appointing accountants provided for under Clause 4.11, have an overriding obligation to attempt, in good faith to resolve the disputed item or items relating to the Completion Accounts.

4.13 The accountant appointed under Clause 4.11 (the "**Accountants**") shall act on the following basis:

(a) as experts and not as arbitrators;

(b) their terms of reference shall be to determine an amount which in their opinion represents the item or items in dispute, as notified to them in writing by either the joint Sellers or the Buyer within 20 Business Days of their appointment;

(c) the Sellers and the Buyer shall cooperate with the Accountants and, as required, provide (or procure that relevant third parties provide) them with all information and/or access to documents and all other necessary assistance which they reasonably require and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

(d) the determination of the Accountants shall (in the absence of manifest error) be conclusive including upon the PCAOB registered accountants appointed for the purposes stated in Clause 4.14;

(e) their costs shall be borne equally as between the Sellers on the one hand and the Buyer on the other hand unless the Accountant directs otherwise; and

(f) they shall give written reasons for their decision.

4.14 The acceptance of the Completion Accounts by the Buyer is subject to their certification by PCAOB registered accountants at the Buyer's direction and cost, such certification to be provided within 10 Business Days of agreement or determination of the Completion Accounts in accordance with this Clause 4.

4.15 Following the determination of the Accountants, or the Parties agreeing, that a Revaluation is triggered and an adjustment of the Completion Date Payment is due to be made, each Seller shall cause the Buyer to be paid the adjustment amount provided for in Clause 4.2, in the proportion set forth in Schedule 1 within 5 Business Days of the written determination be made.

5. COMPLETION

5.1 Completion shall take place on the Completion Date:

(a) virtually; or

(b) at any other place or time as agreed in writing by the Sellers and the Buyer.

5.2 At Completion, the Sellers shall:

(a) deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

(b) procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out;

(c) deliver any other documents referred to in this agreement as being required to be delivered by them.

5.3 At Completion, the Majority Shareholder shall:

(a) deliver a copy of the resolution(s) passed by the shareholder of the Majority Shareholder authorising the Transaction;

(b) deliver a copy of the resolution(s) adopted by the board of directors of the Majority Shareholder authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

(c) deliver or cause to be delivered the documents and evidence set out in Part 3 of Schedule 3.

(d) deliver any other documents referred to in this agreement as being required to be delivered by them.

5.4 At Completion, the Buyer shall:

(a) pay the Completion Date Payment to the Sellers or Sellers' Solicitors (who are irrevocably authorised to receive the same and otherwise in accordance with Clause 3.1). Payment made in accordance with this clause shall constitute a valid discharge of the Buyer's obligations under Clause 3.1(a) and (b);

(b) deliver a copy of the resolution(s) passed by the shareholder of the Buyer authorising the Transaction; and

(c) deliver a copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

5.5 As soon as practicable after Completion the Sellers shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at the Property.

6. WARRANTIES AND UNDERTAKINGS

6.1 The Sellers warrant to the Buyer that except as Disclosed, each Warranty is true at the date of this agreement.

6.2 Warranties qualified by the expression **so far as the Sellers are aware** or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers and, where appropriate, after they have made reasonable enquiries.

6.3 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.4 No information relating to the Company, which the Buyer has knowledge of (whether constructive or imputed but not including actual knowledge) other than by reason of it being Disclosed shall prejudice any claim which the Buyer shall be entitled to bring against the Sellers under the terms of this Agreement or shall operate to reduce any amount recoverable by the Buyer under this Agreement. The Buyer confirms that as at the date of this Agreement it does not have actual knowledge of a claim which could be brought against the Sellers.

6.5 The Sellers agree that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company **(Officers)** to the Sellers or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers and Controlling Shareholder, and the Sellers and the Controlling Shareholder hereby undertake to the Buyer and to the Company, and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

6.6 For the avoidance of doubt, the Buyer's rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

6.7 The Buyer warrants to the Sellers that:

(a) it is duly incorporated and is validly existing under the laws of its place of incorporation, and has power to carry on its business as now being conducted and to own its own property and other assets;

(b) it has full power and authority to execute, deliver and perform its obligations under this agreement and no limitation on the powers of the Buyer will be exceeded as a result of the Buyer entering into this agreement;

(c) this agreement, when executed, shall constitute legal, valid and binding obligations of the Buyer and is enforceable against the Buyer in accordance with its terms;

(d) the execution and delivery of, and the performance by the Buyer of its obligations under this agreement shall not:

(i) result in a breach of, or constitute a default under any instrument by which the Buyer is bound, or result in a breach of the constitutional documents of the Buyer;

(ii) conflict with or result in a breach of any law, judgment, order or regulation of any court or governmental or administrative agency; or

(iii) require the consent of the Buyer's shareholders or of any other person;

(e) it has obtained all necessary authorisations to enable it to lawfully enter into and comply with its obligations under this agreement and such authorisations are in full force and effect; and

(f) no litigation, arbitration or administrative proceedings are pending or threatened against it before any court, arbitral body or agency, which might reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations under this agreement.

6.8 The Buyer undertakes to the Sellers that it shall and shall procure that during the Deferred Consideration Period, the Company shall:

(a) not directly or indirectly, take any action, or cause or permit anything to be done with the purpose of reducing the Deferred Consideration;

(b) use reasonable endeavours to conduct the Business in good faith and to maintain the Company as a going concern and with a view to making sustainable profits. Notwithstanding the foregoing, the Buyer has no obligation to inject working capital in the Company and the Sellers warrant that the Cash Floor Amount is sufficient for the working capital requirements of the Company for the manner in which it has been run up to Completion;

(c) not artificially reduce the profitability of the Company by any act or omission. For the avoidance of doubt, the exclusion of Intercompany Sale transactions from the Company's Accounts shall not be construed as contravening the purpose of this Clause 6.8(c);

(d) not enter into any transaction other than on arm's length terms or outside the ordinary course of business or any transaction which may materially or artificially increase the costs incurred or reduce the income received by the Company; or

(e) not ease, suspend, change or reduce significantly the Company's Business, whether in whole or in part or dispose of any of its assets or business other than in the ordinary course of business.

6.9 Subject to the provisions of Clause 6.8, the Buyer shall have sole discretion with regard to all matters relating to the management and operation of the Company following Completion and nothing in this Clause 6.8 is intended to restrict this right.

7. SELLERS' LIMITATIONS ON LIABILITY

7.1 Save as is provided in Clause 7.7, this Clause 7 limits the liability of the Sellers in relation to Claims.

7.2 The aggregate liability of the Sellers for Claims shall not exceed the Purchase Price.

7.3 The Sellers shall not be liable for a Claim unless:

(a) the amount of such Claim exceeds £50,000; and

(b) the amount of that Claim, either individually or aggregated with all other Claims exceeds £100,000 in which case the Sellers shall be liable for the whole amount of the Claim(s) and not just the amount above the threshold specified in this Clause 7.3(b).

For the purposes of this Clause 7.3, a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances.

7.4 The Sellers shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed has been given by or on behalf of the Buyer to the Sellers and the Controlling Shareholder:

(a) In the case of a Claim for breach of the Tax Warranties on or before the seventh anniversary of the date of this Agreement; and

(b) In the case of a Warranty Claim within 24 months of the date of this Agreement.

7.5 The Sellers and the Controlling Shareholder shall not be liable for a Claim if the Claim arises from facts, events or circumstances that have been Disclosed.

7.6 The Sellers shall have no liability in respect of a Claim if and to the extent that:

(a) the Claim relates to a matter specifically and fully provided for in the Accounts;

(b) it arises or is increased wholly or partly as a result of any change in legislation, regulation, directive, enactment (including any legislation, regulation, directive, enactment not in force at the date of this agreement) or any

withdrawal of any practice or statutory concession of any government, governmental department or agency or any regulatory body occurring after the date of this agreement, whether or not such change takes effect retrospectively or not after the date of this agreement;

(c) arises or is increased as a consequence of a change in the interpretation of the law in any jurisdiction after the date of this agreement, or wholly or partly from an act or omission compelled by law;

(d) arises or is increased as a result of any change in the rates of tax in force at the date of this agreement;

(e) arises after a change in the accounting or tax policies of any member of the Buyer's Group or the Company which has effect after Completion.

7.7 The Sellers shall not be liable for a Claim to the extent that the liability giving rise to the Claim is contingent or unquantifiable unless and until that liability becomes an actual or quantifiable liability.

7.8 If the Sellers pay to the Buyer an amount relating to a Claim and the Buyer or the Company subsequently recovers from another person an amount which is directly referable to the matter or circumstance giving rise to that Claim (including without limitation from any insurers), the Buyer shall pay to the Sellers an amount equal to whichever is the lower of the Sum Recovered (as defined below) and the amount previously paid by the Sellers to the Buyer. The Sum Recovered means an amount equal to the total of the amount recovered from the other person plus any repayment supplement relating to that amount under section 825 Income and Corporation Taxes Act 1988 and any interest relating to that amount less all reasonable costs and expenses incurred by the Buyer or the Company in recovering that amount and any additional Tax for which the Buyer or the Company may be liable as a result.

7.9 The Buyer may not recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant or otherwise) more than once in respect of the same liability or loss.

7.10 Nothing in this agreement restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur as a result of a matter or circumstance giving rise to a Claim.

7.11 In the event that the Buyer shall be aware or become aware of any fact, matters or events which the Buyer believes may constitute or give rise to a Claim (a **Third Party Claim**), the Buyer shall, subject to receiving any reasonable confidentiality undertakings requested by and in a form acceptable to the Buyer, acting reasonably:

(a) not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Third Party Claim without prior consent of the Sellers (such consent not to be unreasonably withheld or delayed); and

(b) at its discretion:

(i) upon request in writing from the Sellers, disclose to them all correspondence and other written communications received by it in relation to the relevant Third Party Claim; and

(ii) keep the Sellers informed of the progress of the relevant Third Party Claim.

7.12 In the event that the Sellers do not respond by the reasonable deadline set by the Buyer (having consideration to the deadlines required and nature of the claim), the Buyer may take such actions as it reasonably believes are appropriate given the matter in hand. Nothing in this Clause 7.11 or 7.12 shall impose an obligation on the Buyer to act in the interests of the Sellers in respect of such Third Party Claim.

7.13 In calculating the liability of the Sellers in respect of any Claim, the liability of the Sellers will be reduced by the amount of any specific provision in the Completion Accounts relating to the specific matter giving rise to the Claim (provided that any such provision or part thereof shall only be accounted for once when determining any such reduction).

7.14 Nothing in this Clause 7 (or Schedule 5) applies to exclude or limit the Sellers' liability where and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Sellers their agents or advisers.

7.15 The Sellers shall not plead the Limitation Act 1980 in respect of claims made under the Tax Warranties or Tax Covenant.

8. TAX COVENANT

The provisions of Schedule 5 apply in this Agreement.

9. INDEMNITIES

9.1 Without limiting any rights or remedies the Buyer may have, the Sellers shall indemnify the Buyer, and shall pay the Buyer on demand a sum equal to all liabilities, damages, direct losses, fines, expenses and costs (including all interest, penalties, reasonable legal costs (calculated on a full indemnity basis)

and reasonable professional costs and expenses suffered by the Buyer or the Company as a direct result of any liabilities in respect of:

(a) any claims by third parties for infringement of Intellectual Property Rights in respect of the Products;

(b) a breach of Data Protection Laws including in respect of any liabilities which the Company may incur in connection with the MSHS;

(c) any claim brought by Daniel Randall in respect of the termination of his employment; and

(d) any claim arising out of or in connection with non-compliance with UK and EU CE Marking regulations up to Completion.

9.2 Any payment made in respect of a claim under this Clause 9 shall include

(a) an amount in respect of all costs and expenses incurred by the Buyer or the Company in relation to the bringing of the claim (including a reasonable amount in respect of management time);

(b) any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

9.3 If the Sellers fail to deliver to the Buyer any share certificates in respect of the Sale Shares on Completion then the Sellers hereby confirm that they have caused a search for such share certificates to be made but cannot find such certificates and hereby undertake that they shall deliver such share certificates to the Buyer or the Company for cancellation should they ever be found or recovered and agree that they shall indemnify and keep the Buyer, the Company and the directors of the Company fully and effectively indemnified on demand from and against any and all claims, losses or liabilities of any nature which they may suffer or incur as a consequence of the loss or non-provision by the Sellers of any such certificates.

10. RESTRICTIONS ON SELLERS

10.1 Each of the Sellers and the Controlling Shareholder severally covenants with the Buyer that he shall not:

(a) at any time during the period of 4 years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which directly competes with any part of the Business as the Business was carried on at the Completion Date including the Business Opportunities. Nothing in this clause shall prevent the Majority Shareholder from continuing its existing business (being the manufacturer and sale of electro-mechanical electron systems and robots); or

(b) at any time during the period of 4 years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company except that nothing in this Clause shall prevent the Majority Shareholder from dealing with such person or client in relation to the existing business of the Majority Shareholder (being the manufacturer and sale of electro-mechanical electron systems and robots); or

(c) at any time during the period of 4 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company, for the purposes of providing that client or customer with goods or services of a type supplied by the Company as at Completion; or

(d) at any time during the period of 4 years beginning with the Completion Date:

(i) offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(ii) procure or facilitate the making of any such offer or attempt by any other person; or

(e) at any time after Completion, use in the course of any business:

(i) the words or similar words as those used in conjunction with the sale of the Products; or

(ii) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(iii) anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f) at any time during a period of 4 years beginning with the Completion Date, solicit or entice away from the Company any supplier (such as NPL or APL) to the Company who had supplied goods and/or services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

10.2 The covenants in this Clause 10 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Sellers and/or the Controlling Shareholder in any capacity and whether directly or indirectly, on the Sellers' own behalf including a Seller's Affiliate, on behalf of any other person or jointly with any other person.

10.3 Each of the covenants in this Clause 10 is a separate undertaking by each Seller and Controlling Shareholder in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 10. Each of the covenants Clause 10 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.4 The consideration for the undertakings contained in this Clause 10 is included in the Purchase Price.

10.5 Clause 22 (Joint Obligations) shall not apply to this Clause 10.

10.6 Nothing in this Clause 10 shall prevent the Sellers or the Controlling Shareholder from performing any services to the Company.

11. SERVICE AGREEMENTS

11.1 On Completion each of the Key Employees shall enter into the Employment Agreement with the Company.

11.2 On Completion the Majority Shareholder shall terminate all existing arrangements and agreements with the Company, without compensation and providing such release from liability as the Buyer may require, including all authority over the Company's business and affairs and:

(a) enter into the agreement for the continuation of the manufacturing services in relation to the products manufactured by the Majority Shareholder as set out in Schedule 9.

(b) cause the Majority Shareholder to enter into the Service Agreement with the Company in the agreed form.

12. NEW INSURANCE POLICIES

12.1 The Sellers shall cause the insurances for the Company to be covered on a separate policy in the Company's name.

12.2 The New Insurance Policies which shall be effective and in full force on Completion Date.

12.3 In effecting the New Insurance Policies there shall be continuity of coverage (without any lapses or gaps in the insurance cover of the Company).

13. DEED OF GUARANTEE

13.1 As a condition of the Buyer entering this Agreement, the Majority Shareholder shall cause the Controlling Shareholder to enter into and deliver to the Buyer at Completion the Deed of Guarantee in the agreed form.

14. DEED OF RELEASE AND WAIVER

14.1 As a condition of the Buyer entering this Agreement, contemporaneously with the entering into this agreement the Sellers shall enter into the Deed of Release and Waiver.

15. CONFIDENTIALITY AND ANNOUNCEMENTS

15.1 Each of the Sellers and the Controlling Shareholder undertakes to the Buyer and the Company that they will:

(a) keep secret and confidential:

(i) the terms of this agreement and the other Transaction Documents, and any information relating to their negotiations;

(ii) all confidential information, know how or trade secrets in their knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group.;

(b) not to disclose any information referred to in Clause 15.1(a) (whether or not in whole or in part) to any person except as expressly provided in this Clause 11; and

(c) not to make any use of the information referred to in Clause 16.1(a), other than to the extent necessary for the purpose of exercising or performing the rights and obligations under this agreement.

15.2 The Buyer is a public company and subject to Securities Exchange Commission reporting requirements and NASDAQ reporting requirements including providing disclosures to its shareholders. Accordingly, nothing in this Clause 15.2 is intended to restrict the Buyer from disclosing information relating to the Transaction or the Company and the Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

15.3 A party does not have to keep confidential or to restrict its use of:

(a) information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b) information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

15.4 Any party may disclose any information that it is otherwise required to keep confidential under this Clause 15:

(a) to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b) with the written consent of all the other parties; or

(c) with the written consent of one party, if such information relates only to that party; or

(d) to confirm that the sale has taken place, and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

(e) to the extent that the disclosure is required:

(i) by law; or

(ii) by a regulatory body, Taxation Authority or securities exchange; or

(iii) to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv) under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v) to protect the disclosing party's interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

15.5 Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

16. FURTHER ASSURANCE

16.1 The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

16.2 The Majority Shareholder shall provide reasonable handover assistance and respond promptly to all reasonable requests for information about the Company for a period of twelve months following Completion.

16.3 The Controlling Shareholder shall, for a period of 12 months, as soon as practicable, and in any event within five Business Days, forward any communications received in relation to the Company to a representative of the Company.

16.4 The Majority Shareholder shall provide training to the Buyer's employees on the accounting system used by the Company as is reasonably required by the Buyer to allow the Buyer to use the system.

17. ASSIGNMENT

17.1 Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

17.2 Each party that has rights under this agreement is acting on its own behalf.

17.3 The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares.

17.4 If there is an assignment:

(a) the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b) the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

18. WHOLE AGREEMENT

18.1 This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

18.2 Nothing in Clause 18 operates to limit or exclude any liability for fraud.

19. VARIATION AND WAIVER

19.1 Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

19.2 Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

19.3 A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19.4 No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

19.5 No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

19.6 Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

20. COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

21. NOTICE

21.1 A notice given under this Agreement:

(a) shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b) shall be sent for the attention of the contact, and to the address or email address, specified in Clause 21 (or such other address, email address, or person as each party may notify to the others in accordance with the provisions of Clause 21); and

(c) unless proved otherwise is deemed received as set out in Clause 21.5, if prepared and sent in accordance with this Clause 21.

21.2 Any notice to be given by all of the Sellers under this agreement is deemed to have been properly given if it is given by the Sellers' representative named in Clause 21.4.

21.3 Any notice required to be given to the Sellers shall be given to the Sellers concerned (and in the case of a notice to the Sellers) at their address or email address as set out in Schedule 1.

21.4 The addresses for service of notice are:

(a) SELLERS' REPRESENTATIVE

(i) name: L G Motion Limited

(ii) address: Unit 1 Houndmills Industrial Estate, Telford Road, Basingstoke, Hampshire, RG21 6YU

(iii) for the attention of: Gary Livingstone

(iv) Email Address: g.livingstone@lg-motion.co.uk

(b) BUYER

(i) address: 38 South Gyle Crescent, South Gyle Business Park, Edinburgh, EH12 9EB, United Kingdom

(ii) for the attention of: Chief Executive Officer

(iii) Email address: annmarie.gayle@codaoctopus.com with cc to: cogi@codaoctopusgroup.com

21.5 A notice is deemed to have been received:

(a) if delivered personally, at the time of delivery; or

(b) in the case of email, at the time of transmission; or

(c) in the case of pre-paid first-class post or recorded delivery providing proof of postage at 9.00 am on the second Business Day from the date of posting; or

(d) in the case of prepaid airmail, providing proof of postage at 9.00 am on the fifth Business Days from the date of posting; or

(e) if deemed receipt under the previous paragraphs of Clause 22 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

21.6 To prove service, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.

21.7 This Clause 22 does not apply to service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

22. JOINT OBLIGATIONS

22.1 Unless expressly provided otherwise, the Sellers are jointly and severally liable for their obligations, undertakings and liabilities under this agreement.

22.2 The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or in part the liability of, any one or more of the Sellers who are liable (whether) jointly and severally or otherwise) in respect of that warranty, indemnity or other obligations.

23. INTEREST ON LATE PAYMENT

23.1 Subject to Clause 24.3, if a party fails to make a payment due to any other party under this Agreement (other than a payment due under the Tax Covenant to which Paragraph 3.4 of Schedule 5 (Tax Covenant) applies) by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

23.2 Interest under this Clause will accrue each day at 3% a year above the Bank of England's base rate from time to time, but at 1.5% a year for any period when that base rate is below 0%.

23.3 In relation to payments disputed in good faith, interest under this Clause is payable only after the dispute is resolved on sums found or agreed to be due from the 7th day after the dispute is resolved until payment.

24. SEVERANCE

24.1 If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

24.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

25. AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

26. THIRD PARTY RIGHTS

26.1 Subject to Clause 26.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

26.2 The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and shall be enforceable by them to the fullest extent permitted by law:

(a) Clause 5 and Schedule 4 (Warranties);

(b) Clause 8 and Schedule 5 (Tax Covenant)

(c) Clause 9 (Indemnities)

(d) Clause 10 (Restrictions on the Sellers)

(e) Clause 11 (Confidentiality and announcements);

(f) Clause 20 (Interest).

26.3 Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

27. SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

28. POWER OF ATTORNEY

28.1 Pending registration of the Buyer as the owner of the Sale Shares in the Company's register of members, the Sellers hereby appoint the Buyer with effect from Completion to be the Sellers' attorney in the Sellers' name and on their behalf to exercise such of the rights and privileges attaching to the Sale Shares as the Buyer shall, in its absolute discretion, see fit, as if the Buyer was so registered and in particular (but without prejudice to the generality of the foregoing):

(a) to attend and vote at any general meeting of the Company and at any adjournment thereof;

(b) to consent to any such meeting being held at shorter notice than required under the articles of association of the Company or the Companies Acts;

(c) to approve, sign, complete and deliver on behalf of the Sellers any stock transfer form in respect of the Sale Shares in statutory or customary form; and

(d) to sign any written resolution of the Company.

28.2 The Buyer shall have the power to delegate the performance of its powers and rights under this clause 12.2 to any director for the time being of the Buyer and the Sellers undertake to ratify anything which the Buyer shall lawfully do or purport to do by virtue of this clause.

28.3 The Parties agree that the power of attorney granted under this clause 12.3 shall (save in the event of any termination of this Agreement in accordance with its terms) be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971 until the date on which the Buyer is registered as the holder of the Sale Shares in the register of members of the Company and shall at all times, both during and after the said period, be conclusively binding on the Sellers.

28.4 The Sellers shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

29. COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

30. GOVERNING LAW AND JURISDICTION

30.1 This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

30.2 The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of Sellers and Sellers

Part 1. Particulars of sellers and apportionment of Completion Payment

Cash Payment

Seller's name, address and email address	**Number of sale shares**	**Cash consideration**	**Proportion of purchase price**
L G Motion Limited	63,832	£2,460,992.77	61.52482%
Andrew Michael Hurrell	17,365	£669,493.98	16.73735%
Paul Stephen Morris	17,365	£669,493.98	16.73735%
Thomas Robert Kelley	5,188	£200,019.28	5.0004.82%

Excess Cash Floor Amount Payment

Seller's name,	**Number of sale shares**	**Proportion of purchase price**
L G Motion Limited	63,832	61.52482%
Andrew Michael Hurrell	17,365	16.73735%
Paul Stephen Morris	17,365	16.73735%
Thomas Robert Kelley	5,188	5.0004.82%

Part 2. Particulars of Sellers

Sellers' name, address and email address	Percentage of Claim
L G Motion Limited	61.52482%
Andrew Michael Hurrell Flat 5, Aspirations, 3 Glenair Road, Poole, BH14 8FE. amhurrell@gmail.com	16.73735%
Paul Stephen Morris 39 James Road, Dorchester, DT1 2HB.drpmorris@gmail.com.	16.73735%
Thomas Robert Kelley 5 Highfield Close, Charminster, Dorchester, DT2 9RW tomkelley.111@gmail.com	5.0004.82%

Part 3. Particulars of the Company

Name:	Precision Acoustics Limited
Registration number:	02466435
Registered office:	Hampton Farm Business Park Higher Bockhampton Dorchester Dorset DT2 8QH
Authorised share capital **Amount: £** **Divided into:**	£200,000 Divided into 200,000 Ordinary Shares of £1 each
Issued share capital **Amount: £** **Divided into:**	103,750 Ordinary Shares having a nominal value of £1 each
Registered email address	office@acoustics.co.uk
Domain and Website Address	www.acoustics.co.uk
Registered shareholders (and number of Sale Shares held):	See Schedule 1 Part 1
Directors and shadow directors:	Gary Livingstone
Secretary:	None

Auditor	None
Registered Charges	None

Schedule 2 Deferred Consideration Payment

1. INTERPRETATION

The definitions and rules of interpretation in this paragraph apply in this Schedule.

Contingent Payment Roll-Over (CPRO): the rollover of the Contingent Payment from one FY to another where the Qualifying Conditions are not met in the Roll Over Financial Year.

Earn-Out Period: the period starting from the New Accounts Date up to and including 31 October 2027.

Entitlement Notice: a notice given pursuant to Clause 21 by the Buyer to the Sellers in any FY of the Earn-Out Period informing the Sellers that the Qualifying Conditions for the Contingent Payment (or any roll over under Clause 4), has been met.

Financial Year 1 (FY1): the accounting period for assessing whether the Qualifying Conditions are satisfied for the purpose of payments pertaining to Year 1 and which shall be 1 November 2024 through to and including 31 October 2025.

Financial Year 2 (FY2): the accounting period for assessing whether the Qualifying Conditions are satisfied for the purpose of payments pertaining to Year 2 and which shall be 1 November 2025 through to and including 31 October 2026.

Financial Year 3 (FY3): the accounting period for assessing whether the Qualifying Conditions are satisfied for the purpose of payments pertaining to Year 3 and which shall be 1 November 2026 through to and including 31 October 2027.

FY: Financial Year

Intercompany Cost of Sale: the direct costs associated with any Intercompany Sale excluding internal labour charges.

Management Charges: charges that the Buyer's Group shall charge to the Company for rendering Group services and other overhead charges consistent with the Buyer's parent company intercompany management charges policy except that those charges shall not during any FY in the Earn Out Period exceed £145,000.

Non-Entitlement Notice: a notice given pursuant to Clause 21 by the Buyer to the Sellers during any FY of the Earn-Out Period informing them that the Qualifying Conditions for the Contingent Payment (or any roll over under Clause 4), has not been met.

Qualifying Conditions: are the conditions which are to be satisfied as a condition precedent to the rights to the Deferred Consideration accruing and becoming payable by the Buyer to each of the Seller in accordance with Clause 3 and this Schedule.

Roll Over Financial Year: relating to FY 2 and 3 where the Qualifying Condition for the Contingent Payments have not been met.

2. DEFERRED CONSIDERATION PAYMENT

2.1 Subject to the Qualifying Conditions being met as a precondition, the Buyer shall pay the Sellers the Deferred Consideration of up to £1,000,000 ("**Contingent Payment**") in the manner prescribed in Clause 2.2 of this Schedule.

2.2 The Contingent Payment shall be divided into three (3) separate and independent amounts for each FY year within the Earn Out Period as follows:

(a) FY1 a Contingent Payment of £163,000 (Year 1 Contingent Payment).

(b) FY2 a Contingent Payment of £327,000 (Year 2 Contingent Payment).

(c) FY3 a Contingent Payment of £510,000 (Year 3 Contingent Payment).

3. QUALIFYING CONDITIONS

3.1 There is no material restatement required by law of the Company's Accounts for the Accounts Date period and the conditions set out in Clause 3.2 and Clause 3.3 together are met.

3.2 The Company's revenue (which for the purpose of this Schedule 2, shall exclude Intercompany Sale revenue), shall be equal to or exceed:

(a) £4,171,000 for FY1;

(b) £4,588,000 for FY2;

(c) £5,047,000 for the FY3

3.3 The Company's net profit before tax shall be equal to or exceed:

(a) £819,000 for FY1

(b) £1,013,000 for FY2

(c) £1,230,000 for FY3

3.4 In calculating the Company's net profit before tax it shall exclude:

(a) profits or adding back losses of a capital nature arising on the disposal of, or revaluation of, assets or investments of the Company;

(b) the effect of any transactions that are not in the ordinary course of business of the Company and which are either at an undervalue or not made on arm's length terms;

(c) Management Charges exceeding the amounts currently charged to the Company by the Controlling Shareholder for Management, HR, Accounting, Marketing and Payroll Services being £80,400 in 2024 as detailed in the Shareholder minutes dated 26th March 2024;

(d) costs incurred for reorganisation or similar initiated by the Buyer in excess of £100,000. For the avoidance of doubts, the first £100,000 is included and

(e) Intercompany Cost of Sale.

4. ROLL FORWARD OF EARN-OUT RIGHTS

4.1 In the event that a Non-Entitlement Notice is served in any FY, the Contingent Payment amount for the FY in question shall be subject to the CPRO to the next FY up to the final FY in the Earn Out Period, after which all rights of payment under the Earn Out Schedule shall cease and extinguish, except for any claims brought by the Sellers for any disputed amounts under this Schedule.

4.2 In the event that there is a CPRO relating to FY 1, in assessing the Earn Out amounts for FY 2:

(a) an assessment of the Qualifying Conditions is made on the Qualifying Conditions for FY2 without regard to CPRO and a determination is made whether on that basis the Sellers are entitled to the Year 2 Contingent Payments; and

(b) an assessment of the cumulative Qualifying Conditions is made with regard to both the Qualifying Conditions for FY 1 and FY 2 and if when they are aggregated together, they meet the cumulative Qualifying Conditions for both FY1 and FY2 together, then the Sellers shall be paid the Contingent Payment for both FY 1 and FY2.

In the event that the Sellers qualify under 4.2(a) alone, they are paid the Year 2 Contingent Payment or if they qualify under 4.2 (b), they are paid the aggregated amounts of FY Contingent Payment 1 and FY Contingent Payment 2. If there is a Non-Entitlement Notice for both the FY 1 and 2, then these amounts are rolled over to FY 3 pursuant to Clause 4.1.

4.3 In assessing the Earn Out amounts for FY 3, if there is a CPRO relating to FY 2 relating to either the Year 1 Contingent Payment or the Year 2 Contingent Payment, or both, in assessing the Earn Out amounts for FY2:

(a) an assessment of the Qualifying Conditions is made on the Qualifying Conditions for FY3 without regard to the CPRO (whether this relates to Year 1 Contingent Payment or Year 2 Contingent Payment; or both) and a determination is made on whether on that basis the Sellers are entitled to Year 3 Contingent Payment;

(b) an assessment of the cumulative Qualifying Conditions is made with regard to both the Qualifying Conditions for FY 1, FY 2 and FY 3 and if when aggregated together, they meet the cumulative Qualifying Conditions for all of the FY periods, FY1, FY2 and FY3 together, then the Sellers shall be paid the Contingent Payment for all three FY up to £1,000,000.

In the event that the Sellers qualify under 4.3(a) alone, they are paid the Year 3 Contingent Payment or if they qualify under 4.3(b), they are paid the aggregated

amounts of Year 1 Contingent Payment, Year 2 Contingent Payment and Year 3 Contingent Payment.

5. TIMING OF PAYMENTS

5.1 All Deferred Consideration payments becoming due pursuant to the terms of this Schedule 2, shall be made within 30 days of the filing of the Buyer's Group's annual accounts on (Form 10-K) is filed with the Security and Exchange Commission (which is required to be filed within 90 days of the end of the financial year of the Buyer's ultimate parent company – 31 October).

6. NOTIFICATION OF PAYMENTS DEFERRED PAYMENTS

6.1 Within ten (10) days of the finalization of the Buyer's Group Audit and the filing of its Form 10-K, the Buyer shall provide the Sellers with the Company's Statutory Accounts which it intends to file in accordance with UK laws, with an Entitlement Notice (if Qualifying Conditions for the FY including any Contingent Payment Roll Over for any Roll Over FY, in question are met) or a Statement of Non-Entitlement (if Qualifying Conditions for the FY including any roll over payments pursuant to Clause 4.1.), with details of Intercompany Sales, Intercompany Costs of Sales and Management Costs. If a Statement of Non-Entitlement is issued, this shall be signed by the Group's Auditors, in place from time to time.

6.2 Within 14 days of delivery the Company's Statutory Accounts pursuant to Clause 6.1 the Sellers shall jointly notify the Buyer in writing (with copy to the Buyer's Group Auditors), any items they wish to dispute or seek further information.

6.3 All disputes relating to a Statement of Non-Entitlement shall be determined by the Buyer's Auditors and the Sellers shall have direct access to the Group's Auditors for this purpose. The Buyer's Auditors shall act as experts and not as arbitrators. Their terms of reference shall be to determine the disputed items as notified to them by the Sellers jointly. The Sellers and the Buyer shall provide them with all information and/or access to documents and all other necessary assistance which they reasonably require, and the Buyers Auditors shall be entitled in their sole discretion to base their opinion on such information including the Statutory Account, which the Buyer's Auditors shall provide an opinion on the accuracy.

7. PAYMENTS

7.1 Subject to the Qualifying Conditions being met, any payments under this Schedule shall be made to the Sellers in the following proportion:

Seller's name, address and email address	Number of sale shares	Deferred Cash consideration %
L G Motion Limited	63,832	61.52%

Andrew Michael Hurrell	17365	16.74%
Paul Stephen Morris	17365	16.74%
Thomas Robert Kelley	5188	5.00%

8. CONDUCT OF BUSINESS

8.1 Subject to Clause 8.2, the Buyer shall have sole discretion with regard to all matters relating to the management and operation of the Company following Completion.

8.2 The Buyer undertakes to the Sellers that, at all times between the date of this Agreement and 31 October 2027, it shall and it shall procure that the Company shall:

(a) not directly or indirectly, take any action, or cause or permit anything to be done with the purpose of reducing the net profit before tax of the Company and the sums payable in accordance with this Agreement;

(b) use reasonable endeavours to conduct the Company's business in good faith and to maintain the Company as a going concern and with a view to making sustainable profits;

(c) not artificially reduce the profitability of the Company by any act or omission;

(d) not divert any existing customers of the Company at Completion away from the Company, or impair or interfere adversely with the Company's relationship with such existing customers;

(e) not enter into any transaction other than on arm's length terms or outside the ordinary course of business or any transaction which may materially or artificially increase the costs incurred or income received by the Company; or

(f) not ease, suspend, change or reduce significantly the Company's business, whether in whole or in part or dispose of any of its assets or business other than in the ordinary course of business.

8.3 In evaluating the Company and its performance, the Adjusted Completion Account is acknowledged by each of the Sellers on the one hand and the Buyer on the other, that the benchmark for the state of the financial affairs of the Company is the Adjusted Completion Accounts.

Schedule 3 Completion

Part 1. Sellers' Obligations at Completion

1. At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

   (a) this agreement, duly executed by the Sellers' and the Controlling Shareholder;

   (b) the Disclosure Letter, duly executed by the Sellers and the Data Room Index, initialled by or on behalf of the Sellers;

   (c) transfers of the Sale Shares, in the agreed form, executed by the registered holders in favour of the Buyer or its nominees;

   (d) the waivers, consents and other documents required to enable the Buyer or its nominees to be registered as the holder of the Sale Shares including but not limited to those relating to limitations on transfer of shares, pre-emption rights, drag along and tag along rights, put and call options contained in the Articles of Association and the Shareholders Agreement.

   (e) in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

   (f) the written resignation, executed as a deed and in the agreed form, of the director of the Company from his office;

   (g) the Employment Agreements signed by each of the Key Employees;

   (h) the Supply Agreement signed by the Majority Shareholder and the Company for the manufacturing services;

   (i) the side letter signed by the Sellers;

   (j) the Service Agreement signed by the Majority Shareholder and the Company for the support services;

   (k) the Deed of Guarantee duly executed by the Controlling Shareholder;

   (l) the Deeds of Release and Waiver duly executed by each Shareholder;

   (m) the Internet Assets from the Controlling Shareholder which are able to be transferred on Completion and the remaining assets shall be transferred as soon as practicable after Completion;

   (n) the Letter of Intent from National Physics Laboratory (NPL) to extended the current licence agreement between NPL and the Company for a period of 10 years from October 2024;

   (o) Copies of the Company's bank account statements from 1 August 2024 to an including the Completion Date;

(p) signed copies of board resolutions of the Company, to change the Company's accounting reference date to the New Accounts Date;

(q) a copy of the minutes of the board meetings held pursuant to Part 2 of Schedule 3;

(r) The New Insurance Policies;

(s) The De-consolidation of the shared services between the Company and the Majority Shareholder to allow the Company to continue as an independent company including the necessary licences for the accounting system and the payroll system;

(t) provide all relevant data in relation to payroll in a data drop format;

(u) note the Company's interest on the life insurance policy for employees of the Company which is held by the Majority Shareholder until such time as the new policy is in place;

(v) provide a separate licence in the name of the Company for the Microsoft BC ("Financial System"). The Financial System shall have all historic financial data pertaining to the Company accessible and all pre-2021 Financial System upgrade historical data.

(w) provide all login details and password for systems which were previously held in the name of the Majority Shareholder including but marketing systems;

(x) provide all documentation in order to allow the Buyer's authorized officer to become the authorised name for the Pension Scheme; and

(y) in relation to the Company:

   (i) statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

   (ii) all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

   (iii) details of their cash book balances;

   (iv) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered; and

   (v) the internet payment system, Stripe including the Access details, amending any user authentication to the Buyer's instructions, user Log in details, password and confirmation of authorised users and any other details require to operate the system.

Part 2. Matters for the board meetings at Completion

1. The Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters are approved:

   (a) a resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer;

   (b) a resolution changing the accounting reference date of the Company to the New Accounts Date.

   (c) the resignation of the Controlling Shareholder as a director of the Company and the following persons appointed as directors Mrs. Gayle Jardine, Mr. Geoff Turner, Mr. Blair Cunningham and Mr. Paul Baxter and Mrs. Gayle Jardine as company secretary with effect from Completion;

   (d) the entry by the Company and the Key Employees into the Employment Agreement;

   (e) the entry by the Company and the Controlling Shareholder into the Service Agreement in the agreed form;

   (f) the entry by the Company and the Majority Shareholder into the Service Agreement for the continuation of the manufacturing services;

   (g) revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Buyer requires;

   (h) the address of the registered office of the Company shall be changed to the address required by the Buyer.

Part 3. Documents to be delivered by the Buyer

At Completion, the Buyer shall deliver or cause to be delivered to the Sellers the following documents:

a. this agreement, duly executed by the Buyer;

b. the Disclosure Letter, duly executed by the Buyer enclosing the Data Room Index; and

c. the side letter duly executed by the Buyer.

Schedule 4 Warranties

Part 1. General warranties

1. **POWER TO SELL THE COMPANY**

1.1 The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this agreement and any other documents that may be required in accordance with its terms and the other documents referred to in it.

1.2 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3 Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a) any agreement or instrument to which any of the Sellers and any of their Connected Person or Affiliate is a party or by which any of them is bound; or

(b) any order, judgment, decree or other restriction applicable to any of the Sellers and any of their Connected Person or Affiliate.

2. **SHARES IN THE COMPANY**

2.1 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2 The Sellers are the legal and beneficial owners of the Sale Shares.

2.3 The Sale Shares are free from all Encumbrances.

2.4 No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them) and none of the Sellers or the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.5 No commitment has been given to create an Encumbrance affecting the Sale Shares or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6 The Company:

(a) does not hold or beneficially own, or has agreed to acquire, any securities of any corporation;

(b) does not control or take part in the management of any company or business organisation nor has it agreed to do so including in the Majority Shareholder.

(c) is not, in relation to any company or a limited liability partnership registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the CA 2006;

(d) has any branch or permanent establishment outside its country of incorporation; or

(e) has allotted or issued any securities that are convertible into shares.

2.7 The Company has not at any time:

(a) purchased, redeemed or repaid any of its own share capital; or

(b) given any financial assistance in contravention of the Companies Acts.

(c) hold or beneficially owned, or has agreed to acquire, any shares, loan capital or other securities in any company;

(d) has at any time had any subsidiary or subsidiary undertaking.

2.8 No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of the Company.

2.9 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts, the Shareholders Agreement and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3. CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1 Copies of the memorandum and articles of association, Shareholders' Agreement, or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2 The register of members, register of people with significant control (PSC Register) and all statutory books and registers of the Company are accurate and complete in all respects.

3.3 All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

3.4 All dividends or distributions declared, made or paid by the Company have been declared, made and paid in accordance with the memorandum and articles of association, all applicable laws and regulations and the Shareholders Agreement and any other agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.5 All deeds and documents belonging to the Company or which it is a party are in the possession of the Company.

4. ACCURACY OF INFORMATION

4.1 All information contained in the Disclosure Letter and information provided by the Sellers and their advisers to the Buyer and its advisers in the course of negotiations was accurate at the time it was provided.

4.2 The particulars relating to the Company in this agreement are accurate and not misleading.

4.3 The Excess Cash Floor Amount which forms part of the Purchase Price has been received by the Company since the Accounts Date in the normal and usual course of its business, including no acceleration of Accounts Receivables or slowing down of Accounts Payable or Customer Prepayments or acceleration of any amounts not due including related party transactions.

5. COMPLIANCE WITH LAWS

5.1. The Company has at all times conducted its business in accordance with all material applicable laws and regulations and complied with all material Requirements of the Law.

5.2. Neither the Company nor, so far as the Sellers are aware, any of its respective directors or employees (current or past) has been convicted of an offence in relation to the business or affairs of the Company.

6. LICENCES AND CONSENTS

6.1 The Company holds all licences, consents and permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date

of this agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2 Each of the Consents is valid and subsisting and the Company is not in breach of the terms or conditions of the Consents or any of them.

6.3 So far as the Sellers are aware, there is no reason why Consents should be suspended, cancelled, revoked or not renewed on the same terms.

7. INSURANCE

7.1 The Company maintains and has at all material times maintained adequate insurance cover against all losses and liabilities, including business interruption, product liability insurance covered the products sold, professional indemnity insurance covering the services provided and all other risks that are normally insured against by a person carrying out the same type of business as the Company.

7.2 The Data Room includes complete and accurate details of all insurance policies maintained by or on behalf of the Company (Policies).

7.3 The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

7.4 So far as the Sellers are aware, the Company has not done or omitted to do, anything that may result in an increase in the premium payable for the Policies or that may adversely affect the renewal of the Policies.

7.5 None of the Policies:

(a) are subject to any special or unusual terms or restrictions, or to payment of any premium in excess of the normal rate;

(b) are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable;

(c) are capable of being terminated or will otherwise cease to be available to the Company as a result of Completion.

7.6. The Disclosure Letter contains complete and accurate details of all insurance claims made by the Company during the period of 24 months ending on the date of this agreement.

7.7. There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to claim under the Policy.

8. POWER OF ATTORNEY

8.1 There are no powers of attorney in force given by the Company including to the Majority Shareholder or the Controlling Shareholder or any of their Affiliates.

8.2 No person, as agent or otherwise, including the Majority Shareholder and/or Controlling Shareholder, are entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

8.3 The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

9. DISPUTES AND INVESTIGATIONS

9.1 So far as the Sellers are aware, neither the Company nor any of their Directors or shadow directors nor any other person for whose acts the Company may be vicariously liable, is engaged or involved in or otherwise subject to any of the following matters (such matters being referred to in this Paragraph 9 as Proceedings):

(a) any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b) any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2 So far as the Sellers are aware, no Proceedings have been threatened or are pending by or against the Company, any Director or shadow director, or any person for whose acts or omissions the Company may be vicariously liable, and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such Proceedings.

9.3 The Company is not:

(a) affected by any subsisting or pending judgement, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

(b) has given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of or in connection with any Proceedings.

10. DEFECTIVE PRODUCTS AND SERVICES

10.1 So far as the Sellers are aware, the Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

(a) warranties or representations expressly made or implied by or on behalf of the Company; or

(b) all laws, regulations, standards and requirements applicable to the products.

(c) license terms.

10.2 No proceedings have been started, are pending or, so far as the Sellers are aware, have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company concerned are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3 No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and, so far as the Sellers are aware, no dispute exists between the Company, and any of their respective customers or clients or the Licensor.

11. CUSTOMERS AND SUPPLIERS

11.1 In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a) the loss of any of its customers or suppliers; or

(b) a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c) a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2 No one or more of the things in Paragraph 11.1. (a) through to (c) is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner.

12. CONTRACTS

12.1 The definition in this paragraph applies in this agreement.

Material Contract: an agreement, arrangement, understanding or commitment that the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

12.2 Except as Disclosed, the Company is not a party to or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a) is a Material Contract; or

(b) is of an unusual or exceptional nature; or

(c) is not in the ordinary and usual course of business of the Company; or

(d) may be terminated as a result of any change of Control of the Company; or

(e) restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f) involves agency or distributorship; or

(g) involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h) involves the grant of any sole or exclusive rights by or to the Company;

(i) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(j) cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(k) involves or is likely to involve an aggregate consideration payable by or to the Company or in excess of £40,000 or

(l) requires the Company to pay any commission, finders' fee, royalty or the like; or

(m) is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(n) is not on arm's length terms.

12.3 There are no outstanding or ongoing negotiations or material importance to the business, profits or assets of the Company or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract.

12.4 Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:

(a) so far as the Sellers are aware, no other party to a Material Contract has defaulted under or breached such a contract; and

(b) no such default or breach by the Company, or any other party including the Controlling Shareholder is likely or has been threatened.

12.5 No notice of termination of a Material Contract has been received or served by the Company and, so far as the Sellers are aware, there are no grounds for determination,

rescission, avoidance, repudiation or a material change in the terms of any such contract.

13. TRANSACTIONS WITH SELLERS INCLUDING CONTROLLING SHAREHOLDER

13.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment, undertaking or arrangement between the Company and any of the following:

- (a) any of the Sellers, Controlling Shareholder or any Connected Person of the Sellers; or
- (b) a Director or a shadow director, or any person Connected with a Director or shadow director.
- (c) the Majority Shareholder and/or any Connected Person of the Majority Shareholder.[1]

13.2 None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

13.3 None of the Sellers or the Controlling Shareholder is at the date of this agreement or has at any time during the period of 36 months immediately preceding the date of this agreement, concerned, interested or engaged, directly or indirectly, and in whatever capacity, in any other business similar or competitive with the Business.

14. FINANCE AND GUARANTEES

14.1 The Disclosure Letter contains full particulars of all:

- (a) money borrowed by the Company; and
- (b) loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities) including copies of all material documents, relating to such Financial Facilities.

14.2 The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

- (a) in the articles of association of the Company; or
- (b) in any debenture or other deed or document binding on the Company.
- (c) in the Shareholders Agreement.

[1] Note to CO: disclosure will need to be made in relation to Key Employees employment arrangements.

14.3 No indebtedness of the Company is due and payable and no Encumbrance over the assets of the Company, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.4 The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise) or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

14.5 At the date of this agreement no indebtedness exists between the Company and the Majority Shareholder or the Controlling Shareholder or any of their Connected Persons.

14.6 All transactions with the Controlling Shareholder and the Company are Disclosed and there are no other undisclosed transactions including financial transactions.

14.7 Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

14.8 The Company has not:

(a) factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b) waived any right of set-off it may have against any third party.

(c) engaged in financing of a type which would not need to be shown or fully reflected in the Accounts.

14.9 The Company has no outstanding loan capital or has lent any money that has not been repaid and there are no debts owning to the Company other than debts in the normal course of the Business.

14.10 The debts owing to the Company as reflected in the Accounts and all debts subsequently recorded in the books of the Company since the Account Date:

(a) have been realised or will be within 90 days after the date of this agreement realise in cash their full amount as included in those Accounts;

(b) have not been outstanding (in whole or part) for more than two months from its due date for payment; and

(c) are not subject to any right of set off or counterclaim.

14.11 Except as is Disclosed in the Disclosure Letter, the Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.12 Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company have no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

14.13 All payments due to the Company in the ordinary course of business is paid into the Company's bank account and no payment intended for the Company in the ordinary course of business has in the 4 years immediately preceding the date of this agreement has been paid into the account of the Majority Shareholder in error or otherwise and there has been no co-mingling of funds or the Accounts Receivables or Accounts Payable by cross-depositing in the accounts of the Majority Shareholder and the Company's account.

14.14 Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a) continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

(b) executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

14.15 A change of Control of the Company will not result in:

(a) the termination of or material effect on any financial agreement or arrangement to which the Company, is a party or subject; or

(b) any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

14.16 All payments received in to the Company's bank accounts have been received in the usual course of business and do not include any other payments other than those due to the Company in the usual course of business.

15. LIABILITIES

15.1 The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

16. EFFECT OF THE TRANSACTION

16.1 Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will, so far as the Sellers are aware,:

(a) cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

(b) relieve any person of any obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any other right in respect of the Company;

(c) result in any customer, client or supplier being entitled to cease dealing with the Company or materially reducing its level of business, or changing the terms on which it deals with the Company;

(d) result in the loss or impairment of, or default under, any licence, authorisation or consent or commercial understanding required by the Company for the purposes of the Business.

(e) result in any senior employee leaving the Company;

(f) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company;

(g) result in any present or future indebtedness of the Company becoming due or payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn;

(h) entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the transaction contemplated under this agreement.

(i) give rise to or cause to become exercisable any rights of pre-emption, drag along, tag along, put or call option over the Sale Shares; or

(j) entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

17. INSOLVENCY

17.1 The Company:

(a) is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

(b) has not stopped paying its debts as they fall due.

17.2 No step has been taken to initiate any process by or under which:

(a) the ability of the creditors of the Company, to take any action to enforce their debts is suspended, restricted or prevented including without limitation pursuant to the moratorium under Part A1 of the Insolvency Act 1986; or

(b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums or make any other compromise or arrangement with the Company including without limitation a company voluntary arrangement under Part 1 of the Insolvency Act 1986 , a scheme of arrangement under Part 26 of the CA 2006 or a restructuring plan under Part 26A of the CA 2006;

(c) a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company's, or

(d) the holder of a charge over the Company's assets is appointed to control the business and assets of the Company.

17.3 In relation to the Company and the Controlling Shareholder:

(a) no administrator has been appointed;

(b) no documents have been filed with the court for the appointment of an administrator; and

(c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4 No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

17.5 No distress, execution or other process has been levied on an asset of the Company

17.6 None of the Sellers or Controlling Shareholder has:

(a) had any bankruptcy petition presented against them or been declared bankrupt;

(b) been served with a statutory demand, or unable to pay their debts within the meaning of the Insolvency Act 1986;

(c) entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement);

(d) been subject to any other event analogous to the foregoing in any jurisdiction;

20.7. In the period of two years ending on the date of this agreement, neither the Company nor the Controlling Shareholder has:

(a) been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986;

(b) given or received any preference as defined in section 239 of the Insolvency Act 1986.

18. ASSETS

18.1 The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

18.2 None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

18.3 The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business.

18.4 None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

18.5 The assets of the Company comprise all the assets necessary for the continuation of the relevant Company's business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

18.6 All tangible assets are under its physical control at its business premises and are not at the premises of the Controlling Shareholder.

18.7 All shared assets and facilities between the Company and the Majority Shareholder have been separated at the date of Completion and transferred to the Company as Disclosed in the Disclosure Letter including all licences required for the accounting system, Domain Name, marketing systems, payroll services assets and systems.

19. PRODUCTS

19.1 The information in relation to the Products set out in Schedule 9 is correct and accurate.

19.2 Neither the Majority Shareholder nor the Controlling Shareholder has any ownership rights in respect of the Products which at the date of Completion the Majority Shareholder is manufacturing for the Company and which are listed below.

19.3 The Company has the ability to sell the Products in accordance with the information set out in Schedule 9.

20. BUSINESS OPPORTUNITIES

20.1 No Business Opportunities belonging to the Company are retained by the Majority Shareholder and/or Controlling Shareholder for its benefit.

20.2 All quotations and business leads in the past two years are recorded in the Company's client relationship system, Business Central.

20.3 The Majority Shareholder and Controlling Shareholder have provided a summary of the Business Opportunities including development opportunities which are current for the Company, a copy of which is set out in the Disclosure Letter.

21. CONDITION OF PLANT AND EQUIPMENT AND STOCK IN TRADE

21.1 The plant, machinery, equipment and vehicles used in connection with the Business:

(a) are in reasonable working order given their age and purpose;

(b) are capable and will continue to be capable of doing the work for which they were designed; and

(c) are not surplus to the current or proposed requirements of the Company.

21.2 The stock-in-trade (including work-in-progress) of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

21.3 The stock-in-trade (including work-in-progress) of the Company is not excessive and is adequate in relation to the current trading requirements of the Company and none of the stock is obsolete, slow moving, unusable or unmarketable or includes returned goods.

21.4 The stock-in-trade of the Company complies fully and will, on sale by the Company in the ordinary and usual course of its business.

22. ENVIRONMENT AND HEALTH AND SAFETY

22.1 The definitions in this paragraph apply in this agreement.

Climate Change Scheme: any governmental or regulatory requirement or incentive seeking to minimise emissions, encourage generation of renewable energy, reduce energy demand or consumption, improve energy efficiency, including but not limited

to renewable incentives and emissions trading schemes, which applies as at Completion to the Company and its operations.

Environment: the natural and human-made environment, including all or any of the following media, air, (excluding air within buildings or other natural or human-made structures, whether above or below the ground); water (including groundwater); land (including land under water); and any ecological systems and living organisms (including human) supported by those media.

EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes that are in each case legally binding on the Sellers (in relation to the Company) or the Company and in force at Completion, to the extent that they relate or apply to EHS Matters.

EHS Matters: all matters relating to:

(a) pollution or contamination of the Environment;

(b) the generation, presence, disposal, release, spillage, storage, possession, transport, deposit, escape, discharge, leak, migration or emission of or exposure to Hazardous Substances or Waste;

(c) the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(d) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(e) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

(f) Producer Responsibility; or

(g) generation, use supply or consumption of energy.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications, filings, approvals, statutory agreements, allowances, reporting, notices, exemptions or other authorisations required or obtained under EHS Laws by any Seller (in relation to the Company) or the Company for the operation of or relating to the Business or in relation to the Property.

Harm: harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material, substances or organisms which, alone or in combination with others, causes or is capable of causing harm to the Environment, including but not limited to waste.

Producer Responsibility: the legal and economic responsibility borne under EHS Laws by manufacturers, importers, distributors, sellers, users or consumer products, including in relation to the use or restriction of Hazardous Substances within the manufacture, use and reuse, disposal or recycling of products.

Waste: any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

22.2 The Company have obtained and have at all times complied with all EHS Permits. All EHS Permits are in full force and effect, and, so far as the Sellers are aware, there are no facts or circumstances that may lead to the revocation, suspension, termination, variation, non-renewal of or inability to transfer any EHS Permits.

22.3 The Company have at all times complied with all EHS Laws and, so far as the Sellers are aware there are no facts or circumstances which may lead to any breach of or liability under any EHS Laws.

22.4 All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of under the provisions of any EHS Laws are complete and accurate.

22.5 There are no Hazardous Substances at, on or under, nor, so far as the Sellers are aware, have any Hazardous Substances been emitted, escaped or migrated from the Property.

22.6 There are and have been no landfills, underground storage tanks or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties and so far as the Sellers are aware no such operations are proposed.

22.7 The Company does not have any actual or potential outstanding liability under any EHS Laws.

22.8 The Company is in compliance and has at all times complied with the rules and requirements of any Climate Change Scheme. The Company has purchased sufficient allowances that may be required under any Climate Change Scheme and do not face or expect to face any material liability or expenditure for which the Company has not made sufficient financial provision in order to comply with any Climate Change Scheme.

22.9 There have been in the past five years no claims, investigations, prosecutions, enforcement, prohibition, remediation or improvement or any other notice, regulatory action or other proceedings against or threatened in writing against any Seller (in relation to the Company) or in relation to its business, operations or the Property under EHS Laws and, so far as the Sellers are aware, there are no facts or circumstances that are reasonably likely to lead to any such claims, investigations, prosecutions,

enforcements, remediation or improvement or any other notice, regulatory action or other proceedings.

22.10 Full copies of all:

(a) current EHS Permits and communications with regulatory authorities or other third parties with regard to or in connection with current EHS Permits;

(b) environmental and health and safety policy statements;

(c) reports, audits, surveys, assessments, management plans and investigations relating to EHS Matters;

(d) All Employee's records under the Control of Lead at Work Regulations 2002, including records of blood monitoring exposure including in connection with the processing of any piezo-ceramic materials.

(e) records of accidents, illnesses and reportable diseases;

(f) assessments of substances hazardous to health;

(g) correspondence on EHS Matters between the Company and any relevant enforcement authority;

(h) insurance policies covering EHS Matters;

(i) copies or details of all waste disposal contracts

relating to the Company or any of the Properties and dated within the last four years have been disclosed in the Disclosure Letter.

23. INTELLECTUAL PROPERTY

23.1 The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Company IP: All Intellectual Property Rights owned, used or held for use by the Company.

23.2 Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 8 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company and the Subsidiaries.

23.3 Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 8 respectively of all material licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which:

(a) the Company uses or exploits Intellectual Property Rights owned by any third party including owned by the Controlling Shareholder or Majority Shareholder; or

(b) the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party including the Controlling Shareholder or Majority Shareholder.

23.4 Except as set out in Part 3 and Part 4 of Schedule 8, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 8, free from all Encumbrances.

23.5 The Company does not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 8 in order to carry on its activities including manufacturing, selling and distributing acoustic materials which are part of the Company's business activities.

23.6 The Company does not require any Intellectual Property Rights other than those set out in Schedule 9 to bring inhouse the manufacture of Products where the Intellectual Property Rights are owned by the Company.

23.7 The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 8 are subsisting and nothing has been done or not been done as a result of which any of them has ceased or might cease to be subsisting. In particular:

(a) all application and renewal fees and other administrative steps required for the maintenance or protection of such rights have been paid on time or taken;

(b) all confidential information (including know-how and trade secrets) owned or used by the Company and which is material to the Business has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information).;

(c) so far as the Sellers are aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d) the Sellers have not been notified of any claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

23.8 The Sellers are not aware that anything is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or any of the Subsidiaries which are registered or the subject of an application for registration.

23.9 So far as the Sellers are aware, there has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 8, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

23.10 So far as the Sellers are aware, a change of Control of the Company will not result in the termination of or materially affect any of the Intellectual Property Rights.

23.11 So far as the Sellers are aware, the agreements and licences set out in Part 3 and Part 4 of Schedule 8:

(a) are valid and binding;

(b) have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c) are not the subject of any claim, dispute or proceeding, pending or threatened; and there are no circumstances which are likely to give rise to a breach, claim, dispute or proceeding, and no reason to believe that such agreements or licences will not be renewed when they expire on same or substantially similar terms;

(d) have, where required, been duly recorded or registered.

23.12 So far as the Sellers are aware, the activities of the Company and of any licensee of Intellectual Property Rights granted by the Company:

(a) have not infringed and do not infringe the Intellectual Property Rights of any third party; or

(b) have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; or

(c) other than pursuant to agreements currently in force, have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

24. INFORMATION TECHNOLOGY

24.1 The definitions in this paragraph apply in this agreement.

Domain Names: the internet domain names associated with the Business (including those set out in Part 3 of Schedule 9.

IT System: the network and information systems that are owned, used or held for use by the Company including (i) all computer hardware (including network and telecommunications equipment and related peripherals), mobile devices; (ii) all software (including associated user manuals, object code and source code) and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code) and firmware (Software) and (iii) all databases.

IT Contracts: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, web hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

Latent Vulnerability: any instances of typical classes of vulnerability, for example, buffer overflows, cross-site scripting (XSS) and Structure Query Language (SQL) injection.

Social Media Account: any user account, profile, page or other similar presence on an online communication channel incorporating user generated content.

24.2 Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 7. The Sellers have no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business as it is operated at and before the date of the agreement.

24.3 Save to the extent provided in the IT Contracts, the Company are the owners of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to make use of the IT System both before and after the date of this agreement for the purposes of carrying out the Business in the manner in which it was operated at and in the 12 months before the date of this agreement, and to fulfil any currently existing plans or proposals.

24.4 The IT Contracts are in force and to the Sellers' knowledge no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

24.5 There are and have been no claims, disputes or proceedings notified to the Company or threatened under any IT Contracts.

24.6 The Sellers have no reason to believe that any IT Contracts that the Company needs to renew will not be renewed on the same or substantially the same terms when they expire.

24.7 In relation to the Source Code, the Company has possession and exclusive control of such Source Code and, so far as the Sellers are aware, there has been no disclosure of such Source Code.

24.8 All elements of the IT Systems:

(a) are functioning properly and in accordance with all applicable specifications and with service levels set out in the IT Contracts and are fit for the purposes of the Business as at the date of this agreement;

(b) are not defective in any respect and have not been materially defective or materially failed to function during the 12 months prior to the date of this agreement;

(c) do not contain any Virus, Known Vulnerability or Latent Vulnerability and have not within the last 12 months been infected by any Virus, Known Vulnerability or Latent Vulnerability or accessed by any unauthorised person;

(d) have sufficient capacity, scalability and performance (without modification) to meet the current requirements of the Business;

(e) include sufficient user information reduced to writing and in a commonly readable format, which is within the possession and control of the Company to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance (User Information);

(f) have been operated and used substantially in accordance with the User Information (including any recommendations as to the environmental conditions and power supply);

(g) have been regularly maintained in accordance with standard industry practice, including all versions of the Software used by the Business are currently supported by the respective owners of the Software.

(h) meet all applicable regulatory requirements.

24.9 No open-source software or similar licence has been included or used in, or in the development of, any element of the IT Systems (Restrictive Open Source Code) and no element of the IT Systems operates in such a way that it is compiled with or linked to any Restrictive Open Source Code.

24.10 The IT System is capable of:

(a) Performing in multiple currencies;

(b) Displaying and printing generally accepted symbols for the euro and any other currency that is necessary for the Business.

24.11 The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected by any changes in dates. In particular:

(a) no value for a current date has caused any interruption in operation;

(b) date-based functionality has behaved consistently for all dates;

(c) in all interfaces and data storage, the century in any date is specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d) all leap years are recognised as such.

24.12 Complete and accurate particulars of all Social Media Accounts, Domain Names are set out in Part 4 of Schedule 9. All Social Media Accounts and Domain Names are controlled and administered by or on behalf of the Company and used exclusively in connection with the Business and not used in conjunction with any Social Media Accounts and Domain Names of or associated with the Majority Shareholder or any of its Affiliates.

24.13 The Company:

(a) is the current registrant and user of each Domain Name and Social Media Account and has not sold, transferred, licensed, charged or otherwise encumbered any Domain Name or Social Media Account or allowed a Domain Name or Social Media Account to be used by any third party including the Majority Shareholder or Controlling Shareholder, other than in performing their duties in connection with the Business.

(b) has, in its control and possession, sufficient information, passwords and access codes to allow it to access, edit, control and or administer each Domain Name and Social Media Account including after the date of this agreement;

(c) has not committed any breaches, and is currently not in breach of any agreement with the registrar of any Domain Name or provider of any Social Media Account;

(d) has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the Domain Names or Social Media Accounts which were due prior to the date of this agreement;

24.14 So far as the Sellers are aware, no person has, or in the past 24 months has had, unauthorized access to any Social Media Account and each director, manager, employee and independent contractor of the Company who has access to or control over a Social Media Account has entered into a written agreement with the Company obliging them, on termination of their engagement, to cease accessing that Social Media Account.

24.15 So far as the Sellers are aware, no person has used the Social Media Account to infringe or misuse or misappropriate the rights of any other person or to defame, libel, slander such person, or make unauthorised statement about or on behalf of, or in connection with the Business or the Company.

24.16 The Company has in place, in accordance with standard industry practice, policies, procedures and training for its employees on the appropriate us of social media in both professional and personal capacity.

24.17 The Company's use of the Social Media Accounts and Domain Names (including any competitions or prize promotions conducted via the Social Media Accounts or Domain Names complies with and has at all times within the last 12 months complied with all applicable laws, regulations guidelines and standard industry practice including any relevant advertising codes. The Company has not received any notice or allegation of non-compliance in respect of the same.

24.18 Each of the databases:

(a) has not been used for any purpose that would constitute a breach of Data Protection Law; and

(b) has not suffered any material loss or corruption in the period of 24 months preceding the date of this agreement.

24.19 The Company has implemented procedures in accordance with standard industry practice (including in relation to off-site working where applicable) for ensuring the security of the IT Systems and the confidentiality and integrity of the Systems Data.

24.20 The Company has in place:

(a) a fully documented disaster recovery plan which, in conjunction with the necessary agreements with third party service providers (particulars of which are set out in Part 2 of Schedule 9, is intended to enable the Business to continue if there were significant damage to or destruction of some or all of the IT Systems;

(b) a monitoring programme which enables the Company to detect, prioritise, and report IT security incidents on a continuous 24/7 basis;

(c) a data security breach and response plan which enables the Company to mitigate any IT security incident and the effects of any IT security incident on the Business.

Each such plan (copies of which have been Disclosed) complies with standard industry practice.

24.21 During the 24 month period up to and including the date of this agreement, the Company has not suffered any IT security incident having a substantial or significant impact on the Business.

25. DATA PROTECTION AND PRIVACY

25.1 The definitions in this paragraph apply in this agreement.

Data Protection Laws: all laws (whether UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including without limitation) the privacy of electronic communications which are from time to time applicable to the Company.

Personal Data: has the meaning given to that term in Article 4 of the UK GDPR.

Processor: has the meaning given in Paragraph 24.4(a) of this Schedule.

Supervisory Authority: any local, national, supernational, state, governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the UK.

25.2 The Company has at all times complied with Data Protection Laws in all respects.

25.3 The Company has:

(a) introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and Security of Personal Data and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures.

(b) appointed a data protection officer if required to do so under the Data Protection Laws (and provide such details of appointment in the Disclosure Letter).

(c) maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws, copies of which are included in the Disclosure Letter.

(d) carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by Data Protection Laws.

(e) issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws.

(f) implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(g) put in place adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company to comply with the related requirements of the Data Protection Laws, details of which are set out in the Disclosure Letter.

25.4 The Company has:

(a) undertaken appropriate due diligence on any third parties they have appointed to process Personal Data (Processors, each a Processor); and

(b) an agreement in place with each Processor (copies of which are included in the Disclosure Letter) which complies with all applicable requirements of the Data Protection Laws.

25.5 The Company and the Controlling Shareholder have complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside of the UK.

25.6 There are no data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification of or erasure of any Personal Data outstanding at the date of this agreement.

25.7 Neither the Company nor any Processor including the Majority Shareholder has in the period of 12 months preceding the date of this agreement suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data and each of the Company, the Majority Shareholder and Processor have passed all regulatory audits to which they have been subject.

25.8 Neither the Company nor the Majority Shareholder has in the period of three years preceding the date of this agreement received any:

(a) notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions) in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws;

(b) claim, complaint, correspondence or other communications from a data subject or any other person claiming a right to compensation under the Data Protection Laws and, so far as the Sellers and the Majority Shareholder are aware there is no circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

25.9 The Company has complied with all applicable notification or registration obligations and paid the appropriate level of fees and charges in respect of their processing activities, in each case as required by the Data Protection Laws.

25.10 The Company has obtained valid consents in respect of its mailing lists which are no older than one year and have complied with any data subject opt out requests.

26. EMPLOYMENT

26.1 The definitions in this paragraph apply in this agreement.

Employment Law: all laws applying in England and Wales from time to time which affect contractual and other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended re-enacted or otherwise give effect) which, in either case, are enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Representative Body: any trade union, staff association, staff council, work council, information and consultation body and other worker representatives relating to any person employed or engaged by or in the Company.

Worker: any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

Working Time Directive: Directive 2003/88/EC of the European Parliament and the Council of 4 November 2003 concerning certain aspects of the organisation of working time (as applies in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect.

WTR 1998: The Working Time Regulations 1998 (SI 1998/1833).

26.2 The name of each person who is a director and shadow director of the Company is set out in Schedule 1 of this agreement.

26.3 The Data Room includes anonymised particulars of each Employee and Worker and the principal terms of their contract including:

(a) the Company which employs or engages them;

(b) their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

(c) the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d) the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e) the type of contract (whether full or part-time or other);

(f) any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(g) the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

26.4 The Data Room includes anonymised details of each person who is not a Worker and who is providing services to the Company under an agreement that is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer that is not a member of the Company's Group) and the particulars of the terms on which the individual provides services, including:

(a) the company which engages them;

(b) the remuneration of each individual (including any benefits and privileges provided or which the Company is bound to provide) to them or their dependants, whether now or in the future; and

(c) the length of notice necessary to terminate each agreement or, if at fixed term, the expiry date of the fixed term and details of any previous renewals;

(d) any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

(e) the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

26.5 The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

26.6 No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Law or otherwise is outstanding between:

(a) the Company and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(b) the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

26.7 No questions have been submitted to the Company by an Employee or Worker in relation to potential claims under equal pay or discrimination legislation that remain unanswered in full or part.

26.8 Every Employee or Worker of the Company who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom or has a visa application in progress.

26.9 No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

26.10 The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or senior Employees of the Company to terminate their employment or receive any payment or other benefit.

26.11 All contracts between the Company and its or their Employees and Workers are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any Subsidiary other than wages, commission or pension.

26.12 The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

26.13 In the period of ten years preceding the date of this agreement, the Company has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any Employee (or former Employee) or any other person engaged (or formerly engaged) in the Business and no event has occurred that may involve such persons in the future being a party to such transfer. No such persons have had their terms of employment varied (or purported to be varied) for any reason as a result of or connected with such transfer. There are no circumstances likely to give rise to a relevant transfer affecting any of the Employees or any other person engaged in the Business.

26.14 There are no cash incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Company's Group or any shareholder of the Company in which the Company or any of their respective Directors, Employees or Workers participates or has participated.

26.15 The Company has not incurred any actual or contingent liability in connection with any termination of employment of any Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

26.16 In the past 12 months, the Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

26.17 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any Representative Body and there is nothing likely to give rise to such dispute or claim.

26.18 The Company:

(a) has not in the last 12 months altered any of the terms of employment or engagement of any Employee or Worker (except for an increase in remuneration);

(b) offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker (except for an increase in remuneration).

26.19 In the 2 years preceding the date of this agreement, the Company has not transferred or agreed to transfer any Employee or Worker from working for the Company or induced any Employee or Worker to resign their employment with the Company.

26.20 There are no sums owing to any current or former Employees or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year of the Company.

26.21 The Company has afforded all Employees and Workers the right to paid holiday under regulations 13 to 17 of the WTR 1998, including giving the Employee or the Worker a reasonable opportunity to take the leave and informing the Employee or Worker that leave not taken by the end of the leave year (or any permitted carry-over period) will be lost.

26.22 In the 2 years preceding the date of this agreement, in respect of each of the Employees and Workers, all holiday pay periods of holiday taken under regulation 13, regulation 13A and regulation 15B of the WTR 1998 have been calculated and paid in accordance with the WTR 1998 and, in respect of leave taken under regulation 13 before 1 January 2024, in accordance with the Working Time Directive.

26.23 The Disclosure Letter includes true, complete and accurate:

(a) anonymised copies of all template contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

(b) copies of all agreements or arrangements with Representative Body (whether binding or not) and details of any unwritten agreements or arrangements that may affect any Employee or Worker;

26.24 In respect of each Employee and Worker, the Company has:

(a) performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising

under contract, statute, at common law or in equity or under any treaties (including the Treaty on the Functioning of the European Union), the laws of the European Union (as any treaties or laws of the European Union apply in England and Wales from time to time, including as retained, amended extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) or otherwise;

(b) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

(c) maintained adequate, suitable and up to date records.

26.25 No Employee is subject to a current disciplinary warning or procedure and no such warning or procedure is pending or threatened.

26.26 No Employee or Worker has indicated that they require the Company to comply with a duty to make reasonable adjustments (as defined under the Equality Act 2010) in order for the Employee or Worker to carry out their duties, and no such reasonable adjustments are currently in place.

26.27 No loans have been made to any current, former, or proposed employees or directors of the Company (or to any nominee or associate of such employees or directors) which were made or arranged by the Company or any employee benefit trust or similar arrangement established by the Company.

26.28 No shares, securities or options (or interests in any of them) have been issued, granted or transferred by the Company, to any current, former or proposed employee or director of the Company (or to any nominee or associate of such employees or directors) and there are no agreements, schemes or promises to make any such issues, grants or transfers.

26.29 No Non-Cash incentives have been awarded, paid or delivered by the Company to any employee or director of the Company and there are no agreements, schemes or promises to make such awards or payments. In this paragraph, Non-Cash Incentives means any non-cash payment or awards in respect of service (other than salary or pension) such as bonuses, shares of profit, amounts receivable under phantom share options or similar rights.

26.30 There are no employee benefits trusts, family benefit trusts or similar arrangements established by the Company under which any current or former employee or director of the Company may benefit in any form.

27. PROPERTY

27.1 The definitions in this paragraph apply in this agreement.

Current Use: the use for the Property as set out in Schedule 8.

Planning Acts: The Town and Country Planning Act1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Act 2011, the Growth and Infrastructure Act 2013, the Housing and Planning Act 2016, the Neighbourhood Planning Act 2017 and any other legislation from time to time regulating the use or development of land.

Statutory Agreement: an agreement or undertaking entered into under any legislation.

27.2 The particulars of the Property set out in Schedule 8 are true, complete and accurate.

27.3 The Property is the only land and buildings owned, used or occupied by the Company.

27.4 The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

27.5 The Company does not have any actual or contingent liability in respect of any other land or buildings other than the Property.

27.6 The Company does not have any actual or contingent liability in respect of the Property other than in accordance with the Lease.

27.7 The Company has not given any guarantee or indemnity for any liability relating to the Property.

27.8 All written replies given by or on behalf of the Sellers or the Company in response to any written enquiries raised by or on behalf of the Buyer in relation to the Property and the Planning Permission were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Completion Date.

27.9 The Company identified as the proprietor in Schedule 8, is in possession and actual occupation of it on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Property to any third party.

27.10 The Sellers have, held by the Sellers' Solicitors to the order of the Sellers and have Disclosed:

(i) evidence of the reversioner's title to the Lease;

(ii) all consents required under the Lease;

(iii) copies of all assignments of the Lease; and

(iv) evidence of the current annual rent payable under the Lease.

27.11 Where title to any of the Property is not registered at HM Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration of title could be effected.

27.12 There is no circumstance that could render any transaction affecting the title of the Company, to the Property liable to be set aside under the Insolvency Act 1986.

27.13 There are, appurtenant to the Property, all rights and easements necessary for its Current Use and enjoyment.

27.14 The unexpired residue of the term granted under the Lease is vested in the Company, and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

27.15 In relation to the Lease, the landlord and the Company have observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there Company has not received any notice of any waiver of or acquiescence to any breach of them.

27.16 In relation to the Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (**Lease Sums**) have been paid as and when they became due and no Lease Sums have been:

(a) set off or withheld; or

(b) commuted, waived or paid in advance of the due date for payment.

27.17 No collateral assurances, undertakings or concessions have been made by any party to any Lease.

27.18 No premium or principal rent has been taken or accepted from or agreed under any Lease beyond what is legally permitted.

27.19 The Property is free from:

(a) any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(b) any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

27.20 The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and the Sellers are not aware of any being in dispute.

27.21 The Sellers are not aware of any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Property which are of an onerous or unusual nature, or affect their value, or which conflict with the Current Use of the Property.

27.22 The Sellers are not aware of any circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to or take possession of all or any part of the Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Property.

27.23 The Current Use of the Property is the permitted use for the purposes of the Planning Acts. The Current Use of the Property is in accordance with the provisions of the Lease.

27.24 All necessary building regulation consents have been obtained both in relation to the Current Use of the Property and any alterations and improvements to the Property.

27.25 No claim or liability (contingent or otherwise) under the Planning Acts in respect of the Property, or any Statutory Agreement affecting the Property, are outstanding, nor is the Property the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Property, and the Sellers are not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

27.26 All planning permissions, orders and regulations issued under the Planning Acts, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Property.

27.27 The Company have complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its Current Use.

27.28 The Property is in a good state of repair and condition and fit for the Current Use.

27.29 There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Property.

27.30 The Company has not received any adverse report from any engineer, surveyor or other professional relating to the Property.

27.31 The Company has not received any notices, complaints or requirements from any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Property, the Current Use of the Property or any machinery, plant or equipment in them, and the Sellers are not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

27.32 There exists no dispute between the Company, and the owner or occupier of any other premises adjacent to or neighbouring the Property and the Sellers do not expect, and are not aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

27.33 The Sellers have not been notified that, during the Company's occupation of the Property, the Property has suffered from any of the following:

(a) flooding;

(b) subsidence;

(c) heave;

(d) landslip;

(e) mining activities;

(f) structural defects;

(g) defects in the drains and services from time to time serving the Property; or

(h) dry rot, wet rot, rising damp and any infestation.

28. ACCOUNTS

28.1 The Accounts

(a) show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of their profit and/or loss for the accounting period ended on the Accounts Date;

(b) have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102;

(c) comply with the requirements of CA 2006 and all other applicable law and regulations in the UK;

(d) are not affected by extraordinary, exceptional or non-recurring items; and

(e) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

(f) if prepared using the reduced disclosure framework as laid out in FRS 102, the conditions in paragraph 1.11 of FRS 102 have been met;

28.2 The Accounts have been (with the directors' reports) have been:

(a) circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006.

(b) laid before the Company in general meeting, where required by the CA 2006 or the articles of association or any other agreement such as the Shareholders' Agreement;

(c) filed with the Registrar of Companies in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

28.3 The Accounts:

(a) charge depreciation and amortisation on non-current assets at a suitable rate such that all non-current assets will be written down to nil or a realisable residual value at the end of their useful lives as required by section 17 and 18 of FRS 102;

(b) reflect all impairments to the recoverable amounts of non-current assets as required by section 27 of FRS 102, whether or not there were any indicators of impairment of the Accounts Date;

(c) make proper and adequate provision for credit risk such that all receivables are stated at no more than their recoverable amount at the Accounts Date;

(d) classify and measure all financial instruments according to the requirements of sections 11 and 12 of FRS 102;

(e) have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow moving inventory at the lower of cost and estimated selling price less costs to complete or sell at the Accounts Date as required by section 13 FRS 102;

(f) include all known liabilities and all provisions as required by section 21 FRS 102;

(g) provide for all Tax in respect of which the Company are accountable, including deferred tax, as required by section 29 FRS 102;

(h) include in the notes all related party disclosures required by section 33 of FRS 102;

(i) have dealt with all events after the Accounts Date up to the date of approval of the relevant accounts by the board of directors as required by section 32 of FRS 102;

(j) have dealt with all events after the Accounts Date up to the date of approval of the relevant accounts by the board of directors as required by section 32 FRS 102;

28.4 The Completion Accounts have been prepared on a basis consistent with that employed in preparing the Previous Accounts and fairly represent the assets and liabilities and the profits and/or losses of the Company as at the date and in respect of the period to which they relate.

29. FINANCIAL AND OTHER RECORDS

29.1 All financial and other records of the Company:

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters required by law to appear in them;

(c) do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company to which they relate.

29.2 No notice has been received or allegation made that any of those records are incorrect or should be rectified.

29.3 All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

29.4 All deeds and documents belonging to the Company are in the possession of the Company.

30. CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

(a) the Company has conducted its business in the normal course and as a going concern;

(b) there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c) the Company has not issued or agreed to issue any share or loan capital;

(d) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e) the Company has not borrowed or raised any money or taken any form of financial security;

(f) no capital expenditure has been incurred on any individual item by the Company in excess of £20,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £10,000;

(g) no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(h) there has been no abnormal increase or reduction of stock in trade;

(i) none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(j) The Company has not offered price reductions or discounts or allowances on sales of stock in trade or sold stock in trade at less than cost price.

(k) the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 45 days.

31. RETIREMENT BENEFITS

31.1 The Pension Scheme is the only arrangement under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (**Pensionable Employees**). No proposal or announcement has been made to any Employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

31.2 Full details of the Pension Scheme are set out in the Disclosure Letter, including (but not limited to):

(a) copies of all documents governing the Pension Scheme and of any announcements and explanatory booklets relating to it;

(b) details of the transfer employees of the Pension Scheme;

(c) a list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme.

The documents listed above contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Schemes, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised,

and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

31.3 The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Full details of this compliance are set out in the Disclosure Letter including, but not limited to:

(a) any documents relating to the applicable staging date;

(b) copies of correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of their respective registration in accordance with regulation 3 of the Employers' Duties (Registration and Compliance) Regulations 2010 (2010 Regulations);

(c) copies of records kept in accordance with regulations 5 to 8 of the 2010 Regulations in respect of the Employees;

(d) if a personal pension scheme was used as a qualifying scheme, copies of any agreements between the provider and the jobholder under section 26 of the PA 2008;

(e) details of any Employees who have opted out and copies of any opt out letters in respect of those Employees;

(f) for the money purchase scheme which the Company uses, a copy of any certification under section 28 of the PA 2008; and

31.4 All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

31.5 All death and disability benefits provided to the employees of the Company are fully insured by an insurance policy with an insurer of good repute. The Sellers are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

31.6 The Disclosure Letter has details of the rates at which the Company's and employees' contributions to the Pension Scheme are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due to the Pension Schemes have been paid.

31.7 No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company or to any other person in respect of any Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.

31.8 Each Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue & Customs might de-register the scheme.

31.9 The Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under and in respect of the Pension Scheme.

31.10 The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

31.11 No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

31.12 No acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and there is no fact or circumstance likely to give rise to such reports.

31.13 The Pension Scheme does not and has not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

31.14 The Pension Scheme provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993.

31.15 The Company has not at any time operated or participated in an occupational pension scheme (as is defined in section 1 of the Pension Schemes Act 1993) located in the United Kingdom which accepts contributions from any employer based outside of the United Kingdom or has it contributed to a non-UK occupational pension scheme.

Part 2. Tax warranties

1. General

1.1 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

1.2 All Tax (whether of the UK or elsewhere), for which the Company has been liable to account for, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

1.3 The Company has, within applicable time limits, maintained in their possession and control complete and accurate records, invoices, elections, statements and other information in relation to Tax, that meet all legal requirements and enable the Tax (including deferred tax) liabilities of the Company to be calculated accurately in all material respects.

1.4 All Tax deductible under the PAYE system, the Construction Industry Scheme and/or Tax Statute have, so far as is required to be deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

1.5 Proper records have been maintained in respect of all such deductions and payments, and all applicable regulations have been complied with.

1.6 The Disclosure Letter contains full details of any payments or loans made to, any assets made available (or being used jointly with the Company and the Majority Shareholder) or transferred to, or assets earmarked, however informally, for the benefit of any Affiliate, officer, employee or former employee or officer of the Company falling within the provisions of Part 7A to the ITEPA 2003 and details of any trust or arrangement capable of conferring such benefit.

1.7 The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority.

1.8 The Company will not become liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily chargeable against or attributable to any person (other than the Company).

1.9 The Company is not involved in any dispute with any Tax Authority and has not, within the past 24 months, been subject to any visit, audit, investigation, discovery or access order by any Tax Authority. The Sellers are not aware of any circumstances existing

which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.10 The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

1.11 All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.12 The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.13 The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company is, or at Completion, will be entitled to:

(a) make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or other provision; and/or

(b) appeal against any assessment or determination relating to Taxation; and/or

(c) apply for a postponement of Taxation.

1.14 The Company is not, or will not become liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company) including but not limited to the Majority Shareholder and/or the Controlling Shareholder.

1.15 The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.16 The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date, but prior to Completion.

1.17 The Company has not entered into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

2. CHARGEABLE GAINS

2.1 The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

2.2 There has been no transaction to which any of the following provisions applies, or could apply, in respect of any asset held by the Company:

(a) section 23 of TCGA 1992 (compensation and insurance monies);

(b) section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

(c) section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);

(d) section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

(e) sections 140A and 140C of TCGA 1992 (transfer of a trade);

(f) section 165 of TCGA 1992 (gifts of business assets);

(g) 171-171(c) and 173 of TCGA 1992 (intra-group transfers);

2.3 The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 29-31 of TCGA 1992.

2.4 The Company has not made any election under 35(5) of TCGA 1992 and the Accounts have not been prepared on the basis that such an election will be made.

2.5 The Company does not own, or has owned, any asset on the disposal of which paragraph 2 of Schedule 3 to TCGA 1992 would apply.

2.6 The Company does not hold any asset on the disposal of which Schedule 4 to TCGA 1992 may apply.

2.7 The Disclosure Letter gives details of any loss accruing to the Company in respect of which notice needs to be, but has not been given to, an officer of HM Revenue & Customs in order to be an allowable loss for the purposes of TCGA 1992.

2.8 The Company does not own any assets which are wasting assets within the meaning of 44 of TCGA 1992 and which do not qualify in full for an allowance under the provisions of CAA 2001.

2.9 The Company has not disposed of or acquired any asset in circumstances falling within 17 or 19 of TCGA 1992.

2.10 The Company is not owed a debt on a security, the disposal or satisfaction of which will give rise to a liability to corporation tax on chargeable gains by reason of 251 of TCGA 1992.

2.11 The Company has not received any assets by way of gift as mentioned in 282 of TCGA 1992 and the Company has not held, or holds, shares in a company to which 125 of TCGA 1992 could apply.

2.12 No allowable loss has accrued to the Company to which 18(3) of TCGA 1992 would apply.

2.13 No claim or election affecting the Company has been made (or assumed to be made) under 187 of TCGA 1992.

2.14 The Company has not since the Accounts Date appropriated any of its assets to or from trading stock for the purposes of section 161 of TCGA1992.

2.15 The Company is not, or may become, liable to tax under 190 of TCGA 1992 in respect of a disposal occurring on or before Completion.

2.16 No assessment in respect of a chargeable gain on the disposal of any asset situated outside the UK has been postponed under section 279 of TCGA 1992 in relation to the Company.

2.17 The Company has not acquired shares on a reorganisation (within the meaning of section 126 of TCGA 1992) in circumstances such that part of the consideration given by the Company would be disallowed under section 128(2) of that Act.

3. CAPITAL LOSSES

No capital loss has accrued to the Company that is a loss within the meaning of either 8 or 16A of TCGA 1992.

4. CAPITAL ALLOWANCES

4.1 If any asset of the Company were disposed of at Completion for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company.

4.2 No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account, by the Company under CAA 2001 (or any other legislation relating to any capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside of the UK.

4.3 All expenditure which the Company have incurred (or may incur) under any subsisting commitment for the provision of plant or machinery has qualified or will qualify (if not deductible as a trading expense of the Company), for allowances at the highest applicable rate under CAA 2001. The Company has made appropriate claims for all such expenditure.

4.4 The Company has not made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company. No election affecting the Company has been made, or agreed to be made, under sections 177 or 183 of CAA 2001 in respect of such assets.

4.5 The Company is not a lessee under a lease to which Chapter 17 of Part 2 of CAA 2001 apply or could apply.

4.6 The Company has not made any election under section 83 of CAA 2001, or is it taken to have made such an election under section 89(4) of CAA 2001.

4.7 The Company has not incurred any long-life asset expenditure within the meaning of section 90 of CAA 2001.

4.8 The Disclosure Letter gives full details of any disclaimers of allowances on plant and machinery.

4.9 The Company has not claimed any first-year tax credits (within the meaning of section 262A of, and Schedule A1 to, CAS 2001).

4.10 The Company has not claimed an initial or writing down allowances for qualifying expenditure under Part 3A of CAA 2001 (business premises renovation allowance) where a balance charge could arise.

4.11 The Disclosure Letter gives full details of all expenditure incurred on the provision of or replacement of integral features (within the meaning of section 33A of CAA 2001).

4.12 All qualifying expenditure (as defined in section 270BA of CA 2001) incurred or to be incurred under any commitment subsisting at Completion has qualified or, as the case may be, will qualify for Structures and building Allowances under Part 2A of CA 2001.

4.13 The Company holds an allowance statement or statements (as defined in section 2701A of CAA 2001) in respect of all qualifying expenditure for Structures and Building Allowances has been made.

5. DISTRIBUTIONS AND OTHER PAYMENTS

5.1 No distribution or deemed distribution, within the meaning of section 1000 or sections 1002 to 1027 of the CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in its accounts, and the Company is not bound to make any such distribution.

5.2 No securities within the meaning of section 1114 of CTA 2010 issued by the Company and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable under them falls to be treated as a distribution under section 1000 of CTA 2010, nor has the Company agreed to issue any such securities.

5.3 No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or which the Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Tax purposes.

5.4 The Company has not, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in section 1086 of CTA 2010.

5.5 The Company has not received or likely to receive a dividend which is not exempt within the provisions set out in Chapters 2 and 3 of Part 9A CTA 2009.

5.6 The Company has not received any capital distribution to which section 189 of the TCGA 1992 could apply.

6. LOAN RELATIONSHIPS

6.1 All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 302 of Corporation Tax Act 2009) are

eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

6.2 The Company is, or in the six years prior to the date of this agreement has been a party to a debtor relationship (within the meaning of section 302(6) of the CTA 2009) to which Chapter 8 of Part 5 of the CTA 2009 applies or may apply.

6.3 The Company is not party to a loan relationship made other than on arm's length terms. There are no circumstances in which section 445 or 447 of the CTA 2009 could apply to require an adjustment of debits and/or credits brought into account by the Company.

6.4 The Disclosure Letter contains full particulars of interest restriction returns (within the meaning of Schedule 7A to TIOPA 2010) that have been filed by or on behalf of the Company for all accounting periods ending in the five years prior to the date of this agreement.

7. CLOSE COMPANIES

The Company is not a close-investment holding company (within the meaning of section 18N of CTA 2010).

7.1 No distribution within section 1064 of CTA 2010 has been made by the Company during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

7.2 Any loans or advances made, or agreed to be made, by the Company within sections 455,459 and 460 of CTA 2010 have been Disclosed. The Company has not released or written off, or agreed to release or write off, the whole or any part of loans or advances.

8. GROUP RELIEF

8.1 The Company is not a member of any group which is eligible to surrender trading losses or other amounts eligible for surrender to another group (within the meaning of section 99 and 188BB CTA 2010).

9. GROUPS OF COMPANIES

9.1 The Company and the Controlling Shareholder and/or the Majority Shareholder have not been a group for the purposes of Part 5 or 5A of CTA 2010.

10. INTANGIBLE ASSETS

For the purposes of this paragraph 10, references to **intangible fixed assets** mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009 and to which that legislation applies. References to an intangible fixed asset shall be construed accordingly.

10.1 The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2 No claims or elections has been made by the Company under Chapter 7 of Part 8 of CTA 2009, or section 827 CTA 2009 in respect of any intangible fixed asset of the Company.

10.3 Since the Accounts Date:

(a) the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described section 859 CTA 2009;

(b) the Company has not realised or acquired an intangible fixed asset for the purposes of Part 8 of CTA 2009; and

(c) no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

10.4 All licences that the Company holds in respect of any right to which Part 8A of CTA 2010 applies, are exclusive licences for the purposes of that Part.

10.5 The Company has kept and maintained complete and accurate records and other information relating to all:

(a) rights to which Part 8A CTA 2010 applies;

(b) exclusive licences in respect of such rights to which Part 8A of CTA 2010 applies; and

(c) marketing assets with Part 8A of CTA 2010;

that it holds and such records and other information enable the tax liabilities of the Company to be calculated accurately in all material respects for the purposes of Part 8A of CTA 2010.

10.6 All elections, revocations, notices, claims, computations and any other necessary information that have or should have been submitted by the Company to HMRC under or for the purposes of Part 8A of CTA 2010 have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted

and remain accurate and complete in all material respects. None of them is, or is likely to be, the subject of any material dispute with HMRC.

10.7 The Disclosure Letter includes copies of all R&D claims made in the preceding 5 years prior to the date of this agreement.

10.8 In relation to the Company's R&D tax relief claim the tax claim for the 2 preceding accounts period up and including the Accounts Date have been submitted and processed.

10.9 In relation to the Company's R&D tax relief claim for the Accounts Date period:

(a) the Company has provided in the Disclosure Letter evidence that it has notified HMRC of its intention to make an R&D Claim for the accounts period 31 December 2022 through 31 December 2023;

(b) the Company has obtained HMRC's advance assurance in respect of its qualifying R&D.

(c) the application for advance assurance was made on the basis of full and accurate disclosure of all material facts and considerations;

(d) no application for advance assurance has been denied and there have been no material changes to the facts and considerations since HMRC advance assurance was given.

10.10 The Company has not received any notice, assessment, demand, discovery assessment, determination, information notice, access request or other communication from HMRC that indicates that HMRC disputes any R&D claim and the Sellers are not aware of any circumstances that may give HMRC grounds to dispute such claim or remove it from a tax return.

10.11 Full auditable records have been maintained by the Company in respect of all R&D claims made in the last 5 years by the Company and is available as part of the Company's tax and business records.

11. COMPANY RESIDENCE, TREASURY CONSENTS AND OVERSEAS INTERESTS

11.1 The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of the CTA 2009 and section 2 of TIOPA 2010 or for any other tax purpose. The Company is not liable or within the past seven years, has been liable to register or account for Tax in any jurisdiction outside the UK.

11.2 The Company has not caused, permitted or entered into any of the transactions specified in section 37 to the Finance Act 2009 without having duly provided the required information to HMRC or, in relation to transactions occurring before 1 July 2009, as set out in section 765 of ICTA 1988 (migration companies) without the prior written consent of HM Treasury.

11.3 The Company is not a person to whom section 109B-F of the TMA 1970 applies in relation to a migrating company.

11.4 The Company does not hold shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company and/or any Subsidiary pursuant to section 3 of TCGA 1992.

11.5 The Company is not, or may not become liable to Tax under:

(a) Section 6080 of ITTOIA 2005;

(b) Chapter 7 of Part 22 of CTA 2010; or

(c) Schedule 16 to the Finance Act 2015

in respect of any amount of unpaid income tax, corporation tax or diverted profits tax of a non-UK resident company or related UK company.

11.6 The Company is not holding or has held in the past seven years, an interest in any company the profits of which are, or have been, liable to the CFC charge within Chapter 2 of Part 9A of TIOPA 2010. The Company does not have any material interest in an offshore fund as defined in Part 8 of TIOPA 2010.

11.7 The Company has not received any foreign loan interest in respect of which double tax relief will, or may, be restricted under 37 of TIOPA 2010.

11.8 No claim has been made by the Company under section 1275 of CTA 2009.

11.9 The Company has not been a party to any transaction or arrangement whereby it is, or may become, liable for Tax by virtue of sections 835U, 971 and 972 of IHA 2007 (or regulations made under them).

11.10 The Company has not or within the last seven years has had a permanent establishment outside of the UK.

11.11 The Company has not been an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company.

11.12 The Company has not been within the past seven years, a dual residence company for the purposes of section 109 CTA 2010.

12. TRANSFER PRICING

12.1 All transactions between the Company and the Majority Shareholder and any Affiliate have been made on fully arm's length terms. There are no circumstances in Part 4 of TIOPA 2010 or any other rule or provision could apply which would allow a Tax Authority to adjust the Company's profit or losses for Tax purposes.

12.2 In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered into with a party to which it is and was connected including any Affiliate, the Company has kept and maintained full contemporaneous documentary evidence (including in any form and manner prescribed) of the process used to establish that arm's length prices and terms applied.

12.3 The Disclosure Letter includes all agreement between the Majority Shareholder and the Company for the provision of services, the Financial Services and the HR and Marketing Services.

13. ANTI-AVOIDANCE

13.1 The Company has not been a party to or has otherwise been involved in, any transaction, scheme or arrangement containing steps or stages that have no commercial purpose or which the main purpose was the avoidance (or deferral) of Tax or reducing a liability to Tax or amounts to be accounted for under PAYE or circumventing the intended limits of tax relief.

13.2 The company has not, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to Tax as a result of the principles in W. T. Ramsay Limited v IRC (54 IC 101) or Furniss -v- Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases, or that the General Anti-Abuse Rule (set out in Part 5 of the Finance Act 2013) might apply.

13.3 The Company has not entered into any arrangements notifiable under any of the following regimes:

(a) Part 7 of the Finance Act 2004 (as applied by regulations prescribing the description of arrangements requiring disclosure);

(b) Council Directive (EU) 2018/822 as implemented by the International Tax Enforcement Regulations (Disclosable Arrangements) Regulations 2020 (SI 2020/25) (as amended);

(c) National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785);

(d) Schedule 11A to the VATA 1994 or Schedule 17 to the Finance (No 2) Act 2017;

(e) The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38).

13.4 The Company has not been given a notice under section 204 or section 219 of the Finance Act 2014 or under Schedule 18 to the Finance Act 2016. No circumstances exist which would allow HMRC to give such notices to the Company.

13.5 The Company has not entered into any transaction constituting or forming part of an Occasion of Tax Non-Compliance, as defined in Procurement Policy Note: Measures to Promote Tax Compliance (Action Note 03/14), published by the Cabinet Office on 6 February 2014.

13.6 No person acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finance Act 2017 (CFA 2017) of the Company has committed:

(a) a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

(b) a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

13.7 The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risks and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.

13.8 None of the Company or any of its Associated Persons is, or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

14. INHERITANCE TAX

14.1 The Company has neither:

(a) made any transfer of value within sections 94 and 202 of IHTA 1984; or

(b) received any value such that liability might arise under section 199 of IHTA 1984; or

(c) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

14.2 There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company. None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

14.3 No asset owned by the Company or the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15. VALUE ADDED TAX

15.1 The Company is taxable persons and are duly registered in the UK for the purposes of VAT.

15.2 The Company has not registered or is required to register, for VAT (or equivalent) in any jurisdiction other than the UK.

15.3 The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. The Company has not been:

(a) subject to any interest, forfeiture, surcharge or penalty; or

(b) given any notice under sections 59, 59A or 64 of the VATA 1994; or

(c) given a warning within section 76(2) of the VATA 1994; or

(d) required to give security under paragraph 4 of Schedule 11 to the VATA 1994.

15.4 VAT has been duly paid by the Company, or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

15.5 All supplies made by the Company are taxable supplies. The Company has not been, or will be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by the Company is input tax as defined in section 24 of the VATA 1994 and regulations made under it.

15.6 The Company is not, or has been, for VAT purposes, a member of any group of companies. No act or transaction has been effected in consequence of which the Company, is or may be held, liable for any VAT arising from supplies made by another company. No direction has been given, nor will be given, by HMRC under Schedule 9A VATA as a result of which the Company would be treated as a member of another group for the purposes of VAT.

15.7 The Company is not or has not agreed to become liable for VAT under section 47, 48, or 55 of VATA 1994. No direction has been given, or may be given, by HMRC under paragraph 2 of Schedule 6 to VATA 1994.

15.8 For the purposes of Schedule 10 of VATA 1994, the Company and any associates of the Company (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) have exercised an option to tax (pursuant to paragraph 2 of Schedule 10 to VATA 1994) only in respect of those Properties listed as having been subject of such an option in the Disclosure Letter:

(a) neither the Company nor any relevant associate of the Company intends to exercise, or is obliged to exercise, such an option in respect of any other of the Property;

(b) all things necessary for the option to have effect have been done and, in particular, any notification and information required by paragraph 20 of Schedule 10 to VATA 1994 has been given and any permission required by paragraph 28 of Schedule 10 to VATA 1994 has been properly obtained;

(c) a copy of the notification, and of any permission obtained from HM Revenue & Customs in connection with the option, is included in the Disclosure Letter;

(d) no option has been or will be revoked or rendered ineffective under paragraph 12 of Schedule 10 to VATA 1994;

(e) neither the Company nor any relevant associate of the Company (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable;

(f) neither the Company nor any relevant associate of the Company has agreed to refrain from exercising an option in relation to any of the Property; and

(g) neither the Company nor any relevant associate of the Company has made a real estate election within the meaning of paragraph 21 of Schedule 10 VATA 1994 in relation to any property.

15.9 The Company does not own, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

15.10 The Company has not made any claim for bad debt relief under section 36 of the VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

15.11 The Company has not entered into any self-billing arrangement (in circumstances provided in section 29 VATA 1994) in respect of supplies made by any other person, nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

15.12 The Disclosure Letter contains full particulars of all claims which have been, or could be, made by the Company under sections 78 and 79 of VATA 1994 or under section 102 of Finance Act 2009. There are no circumstances under which an assessment under section 78A of VATA 1994 or recovery under Schedule 54A to the Finance Act 2009 has been, made on the Company.

16. PREMIUMS AND SALE AND LEASE BACK OF LAND

The Company has not entered into any transaction to which Chapter 4 of Part 4 of CTA 2009 or Part 19 of CTA 2010 have been, or could be, applied.

17. EMPLOYEES AND PENSIONS

17.1 The Company has not made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Company or any Controlling Shareholder or Connected Person, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Tax purposes, whether up to or after the Accounts Date.

17.2 The Company does not participate in a scheme under section 713 of the ITEPA 2003.

17.3 The Disclosure Letter contains details of all schemes approved by HM Revenue & Customs under Schedules 2, 3 and 4 to ITEPA 2003 **(Approved Schemes)** and of all options granted under Schedule 5 to ITEPA 2003 **(EMI Options)**. The Company is not aware of any circumstances under which HM Revenue & Customs may withdraw approval of any Approved Scheme, or which might cause a disqualifying event under section 534 of the to ITEPA 2003 in respect of any EMI Options.

18. STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

18.1 Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion, and each document which the Company may wish to enforce or produce in evidence, is duly stamped for stamp

duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

18.2 Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

18.3 No circumstances exist under which paragraph 5 or paragraph 12 of Schedule 7 to the Finance Act 2003 (recovery of relief from another group company or controlling director) could apply to the Company.

18.4 The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.

18.5 Since the Accounts Date, the Company has not incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

18.6 The Company is not, or has been, a person falling within subsections (6), (7) or (8) of section 67 or section 70 of the Finance Act 1986. It has not given, or is obliged to give, any notification under section 68 or section 71 of the Finance Act 1986 or incurred any liability to stamp duty reserve tax under sections 93-97, of the Finance Act 1986.

19. TAX SHARING

The Company is not bound by or party to any Tax indemnity, Tax sharing or any Tax allocation agreement in respect of which claims against the Company would not be time barred.

Schedule 5 Tax covenant

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this Paragraph apply in this Tax Covenant.

Accounts Relief:

(a) any Relief (including the right to repayment of Tax) as shown as an asset in the Accounts; and

(b) any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer's Relief: means:

(a) any Accounts Relief;

(b) any Relief arising in connection with any Event occurring after the

(c) any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company.

Buyer's Tax Group: the Buyer and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation) the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation:

(a) any liability of the Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Company or another person and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Tax will be the amount of the actual payment;

(b) the Loss, otherwise than by use or setting off, of any Accounts Relief in which case the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of the Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is

the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

(c) the use or setting off of any Buyer's Relief where, but for the set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Sellers would have been liable but for the set off or use.

Loss: includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Completion Accounts is overstated except where that overstatement arises due to:

(i) a change in law;

(j) a change in accounting bases on which the Company values its assets; or

(k) a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere), and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion.

Tax Authority: any government, state or municipality or local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Tax Claim: any assessment, notice, demand, letter, or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company or the Controlling Shareholder is or may

be subject to a Liability for Tax or other liability in respect of which the Sellers and/or the Controlling Shareholder are or may be liable under this Tax Covenant.

Tax Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

VAT: value added tax or equivalent tax in any other jurisdiction.

WRA: the Welsh Revenue Authority.

1.2 References to a **repayment of Tax** shall include any repayment supplement or interest in respect of it.

1.3 A reference to an **Event occurring on or before Completion** includes a series or combination of Events, all of which were or the first of which was an Event occurring on or before Completion or which commenced on or before Completion.

1.4 Any reference to something occurring **in the ordinary course of business** shall, without prejudice to the generality thereof, be deemed not to include:

(a) anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group); or

(b) anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

(c) anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d) anything which relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce, defer a Liability for Tax or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance; or

(e) anything which gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f) anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes;

(g) any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax Statute and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.5 Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6 Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine, or penalty relating to the stamp duty shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.7 References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax.

2. COVENANT

2.1 Subject to the provisions of this Tax Covenant, the Sellers covenant with the Buyer that they will be jointly and severally liable to pay to the Buyer an amount equal to any:

(a) Liability for Tax resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion whether or not that liability was discharged on or before Completion;

(b) Liability for Tax, including liability for payments in respect of Tax, that arises due to or in connection with the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer's Tax Group, whether arising before or after Completion;

(c) Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into

by the Company on or before Completion otherwise than in the ordinary course of business;

(d) Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation, or disposal of employment related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e) Liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any officer or employee or former officer or employee of the Company, or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers, or the Majority Shareholder or the Controlling Shareholder.

(f) Liability for Tax being a liability for inheritance tax that:

(i) is a liability of the Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii) gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company; or

(iii) gives rise after Completion to a charge on, or power to sell, mortgage or charge, any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

and in determining for the purposes of this paragraph 2.1.(f) whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due; and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;

(g) costs and expenses (including legal costs on a full indemnity basis) properly incurred by the Buyer or the Company or any member of the Buyer's Tax Group in connection with any Liability for Tax or other liability in respect of

which the Sellers are liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

3. **PAYMENT DATE AND INTEREST**

3.1 Payment by the Sellers in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

(a) in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of ten Business Days before the due date for payment and ten Business Days after the date on which the Buyer serves notice on the Sellers requesting payment;

(b) in the case of loss of right to repayment of Tax or liability under Paragraph 2.1.(g), ten Business Days following the date on which the Buyer serves notice on the Sellers requesting payment;

(c) in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of ten Business Days after the date on which the Buyer serves notice on the Sellers requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Authority in respect of the earlier of:

(i) the period in which the Loss of Relief gives rise to an actual liability to pay Tax; or

(ii) the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d) that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

3.2 If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (*SI 1998./3175*):

(a) The notice served by the Buyer on the Sellers under Paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b) The due dates for payment of the Tax in Paragraph 3.1 (a) to Paragraph 3.1(d) shall be the due dates for payment of each of the instalments.

3.3 Any dispute as to the amount specified in any notice served on the Sellers under Paragraph 3.1(b) to Paragraph 3.1(d) paragraph shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Sellers and the Buyer).

3.4 If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the date specified in Paragraph 3.1, then, except to the extent that the Sellers' liability under paragraph 2 includes interest and penalties to compensates the Buyer for the late payment, the amount due shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4.5% per annum over the base rate from time to time of HSBC Bank or (in the absence thereof) at such similar rate as the Buyer selects from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4. EXCLUSIONS

4.1 The covenant contained in Paragraph 2 shall not cover any Liability for Tax to the extent that:

(a) a specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Completion Accounts; or

(b) the Liability for Tax was paid on or before Completion and the Completion Accounts reflected that payment;

(c) it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion and is not an interest or penalty, surcharge or fine in connection with Tax; or

(d) it arises or is increased as a result only of any change in the law of or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion or the withdrawal of any extra-statutory concessions previously made by a Tax Authority (whether or not the change is retrospective in whole or in part), provided that this Paragraph 4.1.(d) will not apply to any payment made under Paragraph 11;

(e) it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK GAAP); or

(f) the Buyer is compensated for the Liability for Tax under any other provision of this agreement (except the Indemnity Provision); or

(g) a Relief other than a Buyer's Relief is available to the Company;

(h) it would not have arisen but for a voluntary act or transaction carried out by the Buyer or the Company, being an act which:

(i) is not in the ordinary course of business; or

(ii) could reasonably have been avoided; or

(iii) the Company was not legally committed to do under a commitment that existed on or before Completion; or

(iv) the Buyer was aware would give rise to the Liability for Tax in question.

4.2 For the purposes of Paragraph 4.1.(h), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Sellers.

5. LIMITATIONS

5.1 The liability of the Sellers under Paragraph 2 will terminate on:

(a) the twenty-first anniversary of Completion, for any claim under Paragraph 2 for liability arising from a loss of Tax caused fraudulently or deliberately by the Company or any related person including a liability arising from an arrangement caught by Part 7A of the ITEPA 2003 or from the failure of the Company to comply with an obligation to disclose information about a tax avoidance scheme to which it was a party; or

(b) the seventh anniversary of Completion (in any other case) except for any claim under Paragraph 2 of which written notice is given to the Sellers before that relevant date containing if reasonably practicable, a description of that claim and the estimated total amount of the claim.

5.2 Subject to Paragraph 5.3 and Paragraph 5.4, the aggregate liability of the Sellers under Paragraph 2 and for all Claims, when taken together, shall not exceed the amount set out in Clause 7 of this agreement.

5.3 The amount of the aggregate liability of the Sellers under Paragraph 5.2 will be increased by the amount received by the Sellers by payment or set off under Paragraph 6 (Overprovisions), Paragraph 7 (Savings) or Paragraph 8 (Recovery from third parties).

5.4 The amount of the Sellers' aggregate liability under Paragraph 5.2. will be increased by the amount of any liability of the Sellers arising (or that would have arisen but for Paragraph 4) in respect of Tax which is primarily the liability of, or attributable to, a person other than the Company.

6. OVERPROVISIONS

6.1 If, on or before, the seventh anniversary of Completion, the Buyer believes that there is an Overprovision, the Buyer shall notify the Sellers and if the auditors for the time being of the Company determine (at the request of the Sellers) that there is an Overprovision, then:

(a) the amount of Overprovision shall first be set off against any payment then due from the Sellers under this Tax Covenant;

(b) if there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant (and not previously refunded under this Tax Covenant), up to the amount of that excess; and

(c) if the excess referred to in Paragraph 6.1.(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due to the Sellers under this Tax Covenant.

6.2. After the Company's auditors have made a determination under Paragraph 6.1., the Sellers or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this Paragraph 6.2. at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determination shall be made by or to the Sellers as soon as reasonably practicable.

7. SAVINGS

7.1 If, on or before, the seventh anniversary of Completion, the Buyer believes that a Savings has arisen, the Buyer shall notify the Sellers that a Savings has arisen and as soon as is reasonably practicable repay the Sellers, after deductions of any amounts then due to the Sellers, the lesser of:

(a) the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the Company; and

(b) the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

7.2 After the Company's auditors have made a determination under Paragraph 7.1., the Sellers or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this Paragraph 7.2. at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determination shall be made by or to the Sellers as soon as reasonably practicable.

8. RECOVERY FROM THIRD PARTIES

8.1 Where the Sellers have paid an amount under Paragraph 2 in respect of any Liability for Tax and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the

Buyer's Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a) notify the Sellers of its entitlement as soon as reasonably practicable; and

(b) if required by the Sellers and, subject to the Buyer and/or the Company being] indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 8.1, other than an action against:

(i) a Tax Authority; or

(ii) a person who has given Tax advice to the Company on or before Completion;

which, in the Buyer's reasonable opinion, is likely to harm its' or the Company's commercial relationship (potential or actual) with that or any other person.

8.2 If the Buyer or the Company recovers any amount referred to in Paragraph 8.1, the Buyer shall account to the Sellers for the lesser of:

(a) any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under Paragraph 8.1(b)); and

(b) the amount paid by the Sellers under Paragraph 2 in respect of the Liability for Taxa in question.

9. CORPORATION TAX RETURNS

9.1 Subject to this Paragraph 9, the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.

9.2 The Buyer will procure that the Company keeps the Sellers fully informed of its Tax affairs for any accounting period ended on or before Completion for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Sellers a reasonable opportunity to comment and taking account any reasonable representations made by the Sellers.

9.3 The Buyer will procure that the Company will not amend or withdraw any return or computation, or any claim, election, surrender or consent made by it for its accounting periods ended on or before Completion without given the Sellers a reasonable opportunity to comment and taking account of any reasonable representations made by the Sellers.

9.4 The Buyer shall procure that the returns and computations referred to in Paragraph 9.3 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or any amendments as the Buyer reasonably considers to be necessary and shall give the Sellers all reasonable assistance (at the Sellers' cost and expense) to finalise those returns and computations with the relevant Tax Authority, save where the return or computation is not full, true and accurate in all material respects.

9.5 The Sellers or their duly authorised agent shall at the Seller's cost and expense prepare all documents and shall conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date, provided that the Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

9.6 The Buyer shall procure that the Company, at the Sellers' cost and expense, provide such access to their books, accounts and records as is necessary and reasonably necessary and reasonable to enable the Sellers to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this Paragraph 9.

9.7 The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and submitted to the relevant Tax Authority as soon as possible.

9.8 For the avoidance of doubt:

(a) where any matter relating to Tax gives rise to a Tax Claim, the provisions of Paragraph 10 shall take precedence over the provisions of this Paragraph 9; and

(b) the provisions of this Paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Tax.

10. CONDUCT OF TAX CLAIMS

10.1 Subject to Paragraph 10.2, if the Buyer or the Company become aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Sellers' liability under this Tax Covenant.

10.2 If the Sellers become aware of a Tax Claim, the Sellers shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Sellers' notice of the Tax Claim in accordance with the provisions of Paragraph 10.1.

10.3 Subject to Paragraph 10.4, if the Sellers indemnify the Buyer and the Company to the Buyer's reasonable satisfaction against all liabilities, costs, damages, expenses that may be incurred (including additional Liability for Tax) the Buyer shall take and shall procure that the Company shall take any action that the Sellers request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC or WRA review or compromise of the Tax Claim.

10.4 The Buyer and/or the Company shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Sellers written notice of that assessment, does not receive written instructions to do so from the Sellers within ten Business Days.

10.5 Without prejudice to the liability of the Sellers under this Schedule the Buyer shall not be obliged to take, or procure the taking of, any action under Paragraph 10.3 in respect of a Tax Claim:

(a) the Sellers do not request the Buyer and the Company to take any action under Paragraph 10.2 or fail to indemnify the Buyer and the Company to the Buyer's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 10 days; or

(b) any of the Sellers (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Tax which is the subject matter of the Dispute; or

(c) the Dispute involves an appeal against a determination by the Tax Chamber of the First-Tier Tribunal or higher tribunal, unless the Sellers have obtained the opinion of Tax counsel of at least five years' standing that the appeal has a reasonable prospect of success.

10.6 If Paragraph 10.3 does not apply by virtue of any provision in Paragraph 10, the Buyer or the Company shall have absolute conduct of the Dispute (without prejudice to its

rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on terms that the Buyer and/or the Company in its absolute discretion considers fit.

10.7 Subject to Paragraph 10.9, by agreement in writing between the Buyer and Sellers and on any terms as they may agree from time to time, the conduct of a Dispute may be delegated to the Sellers provided that, unless the Buyer and the Sellers specifically agree otherwise in writing, the Sellers shall:

(a) promptly inform the Buyer of all matters relating to a Dispute and shall provide the Buyer with copies of all correspondence and notes or other written records of telephone conversations or meetings relating to a Dispute;

(b) obtain the Buyer's written approval (not to be unreasonably withheld or delayed) before appointing solicitors or other professional advisers;

(c) submit to the Buyer for prior written approval (not to be unreasonably withheld or delayed) all material written communications relating to the Dispute to be transmitted to the relevant Tax Authority and shall make any amendments the Buyer reasonably requests; and

(d) not settle or compromise the Dispute or agree any matter relating to it without the Buyer's prior written approval (not to be unreasonably withheld or delayed).

10.8 The Buyer shall provide and shall procure that the Company or relevant Subsidiary provides to the Sellers and the Sellers' professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers to take such action as is referred to in this Paragraph 10.

10.9 Neither the Buyer nor the Company shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this Paragraph 10 if the Buyer and/or the Company has acted in good faith in accordance with the instructions of any one or more of the Sellers.

11. GROSSING UP

11.1 All amounts due under this Tax Covenant from the Sellers to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any sums payable under this Tax Covenant, the Sellers shall provide any evidence of the relevant withholdings as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it have been entitled to receive without that deduction or withholding.

11.2 If any sum payable by the Sellers to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Sellers shall pay an additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

11.3 If the Buyer would, but for the availability of a Buyer's Relief, incur a Tax liability falling with Paragraph 11.2, it shall be deemed for the purposes of that Paragraph 11.2 to have incurred and paid that liability.

12. GENERAL

12.1 All payments made by the Sellers to the Buyer or by the Buyer to the Sellers in accordance with this Tax Covenant will be treated, if possible as an adjustment of the Purchase Price for the Sale Share.

12.2 The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

EXECUTED and **DELIVERED** as a **DEED** by **ANDREW MICHAEL HURELL**, in the physical presence of:)

Signed by:
Andrew Hurell
20B67DEA2A8B49A...

Witness signature

Signed by:
DHurrell
76304F0A4C9C400...

Witness name Donna Hurrell

Address [redacted]

Occupation

EXECUTED and **DELIVERED** as a **DEED** by **PAUL STEPHEN MORRIS**, in the physical presence of:)

Signed by:
Paul Morris
9F7F2361601547D...

Witness signature

Signed by:
Michael Benn Spinks
58419A3BCB2B468...

Witness name Michael Benn Spinks

Address [redacted]

Occupation

EXECUTED and **DELIVERED** as a **DEED** by **THOMAS ROBERT KELLEY**, in the physical presence of:)))

Signed by:
AD5865E5091E49A...
....

Witness signature

Signed by:
805050AD7830485...

Witness name Annabel Kelley

Address

[redacted]

Occupation

EXECUTED and **DELIVERED** as a **DEED** by **L G MOTION LIMITED**, acting by two directors)))

Signed by:
CB0930E521F045A...
....
Director

)))

Signed by:
E7A97BEBA1F24C7...
....
Director

EXECUTED and **DELIVERED** as a **DEED** by **CODA OCTOPUS R&D LTD**, acting by two directors)))

....
Director

)))

....
Director